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                                                                     Exhibit 2.3

                          AGREEMENT AND PLAN OF MERGER

         THIS AGREEMENT AND PLAN OF MERGER ("Agreement") dated as of March 19, 2002, is by and among iPAYMENT HOLDINGS, INC., a Tennessee corporation ("iPayment"), iPAYMENT ACQUISITION SUB, INC., a Delaware corporation ("iPayment Merger Sub"), and E-COMMERCE EXCHANGE, INC., a Delaware corporation ("ECX").

                                    RECITALS:

         WHEREAS, iPayment Merger Sub is a wholly-owned subsidiary of iPayment;

         WHEREAS, the respective boards of directors of iPayment, iPayment Merger Sub and ECX have determined that it is in the best interests of their respective companies and stockholders to consummate the business combination transactions provided for herein, in which iPayment Merger Sub will merge with and into ECX (the "Merger") and ECX shall thereby become a wholly-owned subsidiary of iPayment, subject to the terms and conditions set forth herein;

         WHEREAS, iPayment, as the sole stockholder of iPayment Merger Sub, has approved this Agreement and the Merger with respect to iPayment Merger Sub;

         WHEREAS, the parties intend that the Merger be treated as a taxable transaction under the provisions of the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the "Code") and, at iPayment's option, iPayment may make a Section 338 election under the Code for ECX following Closing; and

         WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

         NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:

                                   AGREEMENT:

                   ARTICLE I. DEFINED TERMS AND INTERPRETATION

1.1. Defined Terms. Certain terms used in this Agreement have the meanings ascribed thereto in Article X hereof. Accounting terms used in this Agreement which are not otherwise defined herein shall have the meaning assigned such terms under GAAP.

1.2.     Interpretation.

         (a) When used in this Agreement, the word "including" and words of similar import shall mean "including, without limitation," and any list of items that may follow such word shall not be deemed to represent a complete list of, or be limited to, the contents of the referent of the subject.


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         (b) Unless the context otherwise requires, when used in this Agreement, the singular shall include the plural, the plural shall include the singular, and all nouns, pronouns and any variations thereof shall be deemed to refer to the masculine, feminine or neuter, as the identity of the Person or Persons may require.

         (c) The headings contained in this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement.

         (d) In this Agreement, unless a contrary intention appears, (i) the words "herein", "hereof" and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision, and (ii) references to any Article or Section are to an article or a section of this Agreement, as applicable, and references to any schedule or exhibit are to a schedule or exhibit to this Agreement, as applicable.

         (e) The parties hereto have each negotiated the terms hereof, reviewed this Agreement carefully, and discussed it with their respective legal counsel. It is the intent of the parties that each word, phrase and sentence and other part hereof shall be given its plain meaning. No provision of this Agreement shall be interpreted or construed against any party hereto solely because such party or its legal representative drafted such provision.

         (f) References to any document (including this Agreement) are references to that document as amended, consolidated, supplemented, novated or replaced by the parties from time to time. References to any party to this Agreement shall include references to its respective successors and permitted assigns. References to law are references to that law as amended, consolidated, supplemented or replaced from time to time prior to the date hereof, and shall include references to any constitutional provision, treaty, decree, convention, statute, act, regulation, rule, ordinance, subordinate legislation, rule of common law and of equity and judgment and shall include the requirements of any applicable stock exchange. References to a judgment shall include references to any order, injunction, decree, determination or award of any court or tribunal.

         (g) All references to "$" or "dollars" shall be to United States dollars and all references to "days" shall be to calendar days unless otherwise specified.

                             ARTICLE II. THE MERGER

2.1. The Merger. Subject to the terms and conditions of this Agreement, in accordance with the General Corporation Laws of the State of Delaware (the "DGCL"), at the Effective Time, iPayment Merger Sub shall merge with and into ECX. ECX shall be the surviving corporation (hereinafter sometimes called the "Surviving Corporation") in the Merger, and shall continue its corporate existence under the laws of the State of Delaware. The name of the Surviving Corporation shall be "E-Commerce Exchange, Inc." Upon consummation of the Merger, the separate corporate existence of iPayment Merger Sub shall terminate.

2.2. Effective Time. The Merger shall become effective (the "Effective Time") upon filing of a certificate of merger (the "Certificate of Merger") with respect to the Merger with the Secretary of State of the State of Delaware (the "Delaware Secretary") in accordance with the DGCL, or at such later time as mutually agreed among the parties hereto and set forth in the Certificate of Merger. The parties hereto shall cause the Certificate of Merger to be filed with the Delaware

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Secretary in accordance with the DGCL simultaneously with or as soon as practicable after the Closing.

2.3. Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in Section 259 of the DGCL.

2.4. Merger Consideration. At the Effective Time, each share of common stock, par value $.01 per share, of ECX (the "ECX Common Stock"), issued and outstanding immediately prior to the Effective Time, by virtue of this Agreement and without any action on the part of the holder thereof, shall be converted into the right to receive $0.00001 and each share of Class A Convertible Participating Preferred Stock, par value $.01 per share, of ECX (the "ECX Class A Preferred"), issued and outstanding immediately prior to the Effective Time, by virtue of this Agreement and without any action on the part of the holder thereof, shall be converted into the right to receive a pro rata portion (based on the number of shares of ECX Class A Preferred so issued and outstanding) of subordinated convertible notes (the "Notes") of iPayment, substantially in the form as set forth in Exhibit A hereto, in the initial aggregate principal amount of $15,000,000.

2.5. Cancellation of Treasury Stock. At the Effective Time, all shares of ECX Common Stock that are owned directly or indirectly by iPayment or ECX or any of their respective Subsidiaries, shall be canceled and shall cease to exist.

2.6. Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, shares of ECX Common Stock which are outstanding immediately prior to the Effective Time and with respect to which appraisal rights shall have been properly demanded in accordance with Section 262 of the DGCL ("ECX Dissenting Shares") shall not be converted into the right to receive, or be exchangeable for, any merger consideration set forth in Section 2.4 above but, instead, the holders thereof shall be entitled to payment of the appraised value of such ECX Dissenting Shares in accordance with the provisions of Section 262 of the DGCL; provided, however, that (i) if any holder of ECX Dissenting Shares shall subsequently deliver a written withdrawal of his demand for appraisal of such shares, or (ii) if any holder fails to establish his entitlement to appraisal rights as provided in Section 262 of the DGCL, such holder or holders (as the case may be) shall forfeit the right to appraisal of such shares of ECX Common Stock and each of such shares shall thereupon be deemed to have been converted into a right to receive the applicable merger consideration set forth in Section
2.4 above as of the Effective Time. ECX shall give iPayment prompt notice of any demands for appraisal received by ECX, withdrawals of such demands and any other instruments served pursuant to the DGCL and received by ECX, and the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the DGCL. ECX shall not, except with the prior written consent of iPayment, make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

2.7. Stock Options. At the Effective Time, each unexpired option or warrant granted by ECX to purchase shares of ECX Common Stock (each an "ECX Option") which is outstanding and unexercised immediately prior to the Effective Time shall cease to represent a right to acquire shares of ECX Common Stock and shall be terminated.


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2.8. Conversion of Merger Sub Shares. At the Effective Time, by virtue of the
Merger and without any action on the part of iPayment as the sole stockholder of iPayment Merger Sub, each issued and outstanding share of common stock, par value $.01 per share, of iPayment Merger Sub ("iPayment Merger Sub Common Stock") will convert into one share of common stock, par value $.01 per share, of the Surviving Corporation.

2.9. Certificate of Incorporation of the Surviving Corporation. At the Effective Time, the certificate of incorporation of iPayment Merger Sub, as in effect at the Effective Time, shall be the certificate of incorporation of the Surviving Corporation.

2.10. Bylaws of the Surviving Corporation. At the Effective Time, the bylaws of iPayment Merger Sub, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with applicable law and the certificate of incorporation of the Surviving Corporation.

2.11. Directors and Officers of the Surviving Corporation. At the Effective Time, the directors of iPayment Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified. At the Effective Time, the officers of the Surviving Corporation shall be the individuals designated therefor by the board of directors of the Surviving Corporation in accordance with the bylaws of the Surviving Corporation. At or prior to the Closing, ECX shall deliver to iPayment written resignations of each of the directors of ECX, in form and substance satisfactory to iPayment, with such resignations to be effective as of the Effective Time.

2.12. Closing. The closing of the transactions contemplated herein (the "Closing") shall take place at the offices of Waller Lansden Dortch & Davis, A Professional Limited Liability Company, Nashville, Tennessee at 10:00 a.m. Nashville time on the earlier of March ___, 2002, and the date that is five Business Days following the satisfaction, or waiver by the applicable party, of all of the conditions set forth in Sections 7.1, 7.2 and 7.3 hereof, or at such other location, and on such other date and/or time, as the parties hereto may mutually agree (the "Closing Date"). At the Closing, subject to the satisfaction of the terms and conditions set forth herein, each of ECX, iPayment and iPayment Merger Sub will execute and deliver the instruments, certificates and other documents to be executed and delivered hereunder or as may be reasonably requested by any party to consummate the transactions contemplated hereby, all in form and substance reasonably satisfactory to the parties hereto and their respective counsel.

          ARTICLE III. EXCHANGE OF CERTIFICATES FOR THE NOTES AND CASH

3.1. Exchange of Certificates for the Notes and Cash. At Closing, iPayment shall issue the Notes pursuant to Article II in exchange for the certificates representing all outstanding shares of ECX Class A Preferred and the cash pursuant to Article II in exchange for the certificates representing all outstanding shares of ECX Common Stock.

3.2. Closing of Stock Transfer Books. Upon and after the Effective Time, there shall be no transfers on the stock transfer books of ECX of the shares of ECX Common Stock and ECX Class A Preferred which were issued and outstanding immediately prior to the Effective Time. If,


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after the Effective Time, certificates representing such shares are presented for transfer, they shall be deemed to represent only the right to receive upon such surrender the merger consideration pursuant to Section 2.4 into which such certificates have been converted pursuant to this Agreement.

                  ARTICLE IV. REPRESENTATIONS AND WARRANTIES OF
                               E-COMMERCE EXCHANGE

         ECX hereby represents and warrants to iPayment and iPayment Merger Sub that, except as set forth in the disclosure schedule dated as of the date hereof and signed on behalf of ECX by an authorized officer of ECX, with each such exception included therein specifically identifying the relevant Section hereto to which it specifically relates (the "ECX Disclosure Schedule"):

4.1. Corporate Organization. ECX is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has the corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is currently being conducted. ECX is duly qualified and in good standing to transact business as a foreign corporation in each jurisdiction in which the ownership or use of its assets and properties and the conduct of its business requires such qualification, except such jurisdictions, individually or in the aggregate, in which the failure to be so qualified does not have, and would not be reasonably expected to have, an ECX Material Adverse Effect. True, accurate and complete copies of ECX's certificate of incorporation (including any certificates of designation), bylaws, corporate minute book, board committee documents or similar governing documents, and all amendments thereto, in each case as in effect on the date hereof, have heretofore been delivered or made available to iPayment.

4.2. Authorization; Binding Agreement. ECX has the corporate power and authority to enter into this Agreement and the other documents and instruments to be executed and delivered by ECX pursuant hereto (collectively, the "ECX Documents"), and, subject to receipt of approval of this Agreement by the stockholders of ECX, to consummate the Merger and the other transactions contemplated hereby. The execution and delivery of this Agreement and the ECX Documents, and the consummation of the transactions contemplated hereby, have been duly authorized and approved by the Board of Directors of ECX at a meeting duly called and held and at which a quorum was present and acting throughout, by the requisite affirmative vote of the directors of ECX, and the Board of Directors of ECX has determined that the Merger is in the best interests of ECX and its stockholders, approved this Agreement and the Merger, recommended to the stockholders of ECX that they approve and adopt this Agreement and directed that this Agreement and the transactions contemplated hereby be submitted to the stockholders of ECX for approval by such stockholders by taking action by written consent in lieu of a meeting of such stockholders. No other corporate proceedings on the part of ECX are necessary to authorize the execution and delivery of this Agreement or, except for the adoption of this Agreement by the requisite vote of ECX's stockholders in accordance with the DGCL and the certificate of incorporation and bylaws of ECX, the consummation by ECX of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by ECX, and, assuming due execution and delivery by iPayment and iPayment Merger Sub, this Agreement constitutes the valid and binding agreement and obligation of ECX, enforceable against ECX in accordance with its terms (except as such enforceability may be

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limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws now or hereafter in effect affecting creditors' rights generally and general equitable principles, regardless of whether enforceability is considered in a proceeding in law or in equity).

4.3. Consents and Approvals. Except for (a) the approval of this Agreement by the requisite vote of the stockholders of ECX, (b) the filing of the Certificate of Merger with the Delaware Secretary, (c) any filings required under state securities or "Blue Sky" laws, (d) any filings and consents as may be required under any environmental, health or safety law or regulation pertaining to any notification, disclosure or required approval necessitated by the transactions contemplated in this Agreement, and (e) such other authorizations, consents, approvals or filings, the failure of which to obtain or make, individually or in the aggregate, would not be expected to prevent or delay the consummation by ECX of the transactions contemplated hereby, no authorization, consents or approvals of or filings or registrations with any federal, state, local or foreign government, court, administrative, regulatory or other governmental agency or commission or other governmental authority or instrumentality (each a "Governmental Authority") or with any third party are necessary in connection with (i) the execution and delivery by ECX of this Agreement and the ECX Documents and (ii) the consummation by ECX of the Merger.

4.4. No Conflicts. Neither the execution or delivery by ECX of this Agreement and the other ECX Documents, nor the consummation by ECX of the transactions contemplated hereby or thereby, nor the compliance by ECX with the provisions hereof, will: (a) violate or conflict with or result in any breach of any provision of the certificate of incorporation (including any certificates of designation), bylaws, corporate minute book, board committee documents or similar governing documents of ECX or its Subsidiaries; (b) materially violate or conflict with any order, injunction, decree, law, statute, rule, ordinance or regulation applicable to ECX or its Subsidiaries or by which any of their respective properties or assets may be bound; or (c) result in a violation or breach of, constitute a default or give rise to any right of termination, cancellation or acceleration under, any material loan or credit agreement, note, mortgage, bond, indenture, lease, benefit plan or other agreement, obligation or instrument applicable to ECX or its Subsidiaries, or result in the creation of an Encumbrance upon any property or asset of ECX or its Subsidiaries or by which any such properties or assets may be bound, or trigger any right of first refusal or other purchase right applicable to ECX or its Subsidiaries.

4.5. Capitalization.

         (a) The authorized capital stock of ECX consists of 27,000,000 shares of ECX Common Stock, 300,000 shares of ECX Class A Preferred, 300,000 shares of Class B Redeemable Preferred Stock, par value $.01 per share (the "ECX Class B Preferred"), and 300,000 shares of Class C Convertible Preferred Stock, par value $.01 per share (the "ECX Class C Preferred"). As of the date hereof, (i) 11,325,000 shares of ECX Common Stock are issued and outstanding, all of which were validly issued and are fully paid, nonassessable and free of preemptive rights, (ii) 300,000 shares of ECX Class A Preferred, which are held by the Persons set forth in Section 4.5 of the ECX Disclosure Schedule, are issued and outstanding, all of which were validly issued and are fully paid, nonassessable and free of preemptive rights, (iii) no shares of ECX Class B Preferred are issued and outstanding, (iv) no shares of ECX Class C Preferred are issued and outstanding, and (v) no shares of ECX Common Stock, ECX Class A


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Preferred, ECX Class B Preferred and ECX Class C Preferred are held in the treasury of ECX or any of its Subsidiaries.

         (b) There are no shares of ECX Common Stock reserved for issuance pursuant to the exercise of outstanding options and warrants other than (i) 5,898,641 shares of ECX Common Stock reserved for issuance pursuant to ECX's 1999 Stock Incentive Plan (the "ECX 1999 Stock Plan"), and (ii) 590,000 shares of ECX Common Stock reserved for issuance pursuant to the exercise of certain warrants to purchase shares of ECX Common Stock (the "ECX Warrants).

         (c) Except for (i) options outstanding to purchase a total of 5,898,641 shares of ECX Common Stock under the ECX 1999 Stock Plan, (the options outstanding under the ECX 1999 Stock Plan are collectively referred to as the "ECX Plan Options"), (ii) the ECX Warrants outstanding to purchase a total of 590,000 shares of ECX Common Stock, and (iii) 300,000 shares of ECX Class A Preferred issued and outstanding as of the date hereof, ECX does not have and is not bound by any outstanding subscriptions, options, warrants, convertible securities, conversion rights, preemptive or other rights, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of ECX Common Stock, ECX Class A Preferred, ECX Class B Preferred or ECX Class C Preferred or any other equity security or capital stock of ECX or any securities representing the right to purchase or otherwise receive any shares of ECX Common Stock or any other equity security or capital stock of ECX. ECX has no outstanding stock appreciation rights, phantom stock rights or similar rights. ECX has no outstanding obligations, contingent or otherwise, to reacquire any shares of ECX Common Stock. Set forth in Section 4.5 of the ECX Disclosure
Schedule is a complete and correct list, for each of the outstanding ECX Plan Options and the ECX Warrants, of the names of the optionees or holders thereof, the date of grant or issuance, the ECX Option Plan to which any such ECX Plan Option relates, the number of shares of ECX Common Stock subject to each such ECX Plan Option and ECX Warrant, and the price at which each such ECX Plan Option and ECX Warrant may be exercised.

         (d) All ECX Plan Options shall terminate upon Closing. ECX mailed a notice to each holder of ECX Plan Options on February 20, 2001 informing the holders that all ECX Plan Options shall terminate upon Closing. Other than the holders of the ECX Class A Preferred and the holders of ECX Common Stock, no person has any right to the merger consideration set forth in Section 2.4 or any other consideration issuable in respect of their ECX Common Stock or ECX Class A Preferred in the Merger pursuant to the DGCL or the ECX Charter.

         (e) All ECX Warrants shall terminate upon Closing.

         (f) Pursuant to the Restated Certificate of Incorporation, including the amendments thereto (the "ECX Charter") of ECX, the holders of the ECX Class A Preferred set forth in Section 4.5 of the ECX Disclosure Schedule are entitled to the Class A Preferred Liquidation Preference (as defined in the ECX Charter). The ECX Charter provides that, through the Class A Preferred Liquidation Preference, the holders of the ECX Class A Preferred shall receive upon the Closing of the Merger an aggregate amount equal to $29,000,100. The Notes, as of the date hereof, are in the aggregate principal amount of $15,000,000. Because the consideration issued in the Merger is less than the aggregate amount of the Class A Preferred Liquidation Preference owed to the holders of the ECX Class A Preferred, the holders of the ECX Class A Preferred are



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entitled to the Notes in accordance with the ECX Charter and they hereby waive their right to all other merger consideration set forth in Section 2.4.

         (g) The holders of bonds, debentures, notes or other indebtedness of ECX do not have the right, as such, to vote on this Agreement and the transactions contemplated herein or other matters with respect to which stockholders of ECX may vote. There are no voting trusts, proxies or other agreements or understandings (collectively, "Voting Arrangements") to which ECX or any of its Subsidiaries, directors or executive officers is a party or is bound with respect to the voting of any shares of capital stock of ECX.

4.6. Financial Statements.

         The audited financial statements for the years ended December 31, 2000 and 1999, the unaudited financial statements for the year ended December 31, 2001 and unaudited interim financial statements of ECX attached as Section 4.6 of the ECX Disclosure Schedule (collectively, the "ECX Financial Statements") were prepared in accordance with GAAP consistently applied throughout the periods involved (except as may be indicated therein or in the notes thereto) and fairly present in all material respects the consolidated financial position of ECX and its Subsidiaries as of the dates thereof and the results of their operations and their cash flows for the periods then ended, subject, in the case of the unaudited interim financial statements, to normal year-end and audit adjustments (which are not material) and to the absence of footnote disclosures normally contained in audited consolidated financial statements.

4.7. Subsidiaries.

         (a) Set forth in Section 4.7 of the ECX Disclosure Schedule is the name and state of incorporation of each of ECX's Subsidiaries and, except as so disclosed, ECX does not control, directly or indirectly, and does not have any direct or indirect equity participation in any other Person. Each Subsidiary of ECX is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has the requisite power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. Each Subsidiary of ECX is qualified to do business and is in good standing in each jurisdiction in which the properties it owns, leases or operates or the nature of the business it conducts makes such qualification necessary, except such jurisdictions, individually or in the aggregate, in which the failure to be so qualified does not have, and would not be reasonably expected to have, an ECX Material Adverse Effect. True, accurate and complete copies of the respective certificates or articles of incorporation, bylaws or other similar governing documents, and all amendments thereto, in each case as in effect on the date hereof, of ECX's Subsidiaries have heretofore been delivered or made available to iPayment.

         (b) ECX owns, directly or indirectly, all of the issued and outstanding shares of the capital stock and equity securities of each of its Subsidiaries, free and clear of all liens, charges, encumbrances and security interests whatsoever, and all of such shares are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. ECX's Subsidiaries do not conduct any business and ECX has filed all necessary documents to initiate dissolution of each of its Subsidiaries and has requested all Tax Clearance Certificates, Articles of Dissolution or other such equivalent documents. ECX's Subsidiaries shall be dissolved upon the receipt of a Tax Clearance Certificate and Articles of Dissolution or other such equivalent documents as filed with the state of its incorporation and certified by either the Franchise Tax Board or Secretary of State, as appropriate, of the state of its incorporation. ECX and its Subsidiaries have paid all Taxes owed in order to receive the applicable Tax Clearance Certificate and no further action is required by ECX to dissolve its Subsidiaries. ECX's Subsidiaries are not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of any of ECX's Subsidiaries or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of any of ECX's Subsidiaries. There are no outstanding subscriptions, options, warrants, calls, commitments, agreements or Voting Arrangements of any character by which ECX or any of its Subsidiaries will be bound calling for the voting, purchase or issuance of any shares of the capital stock or equity securities of any of ECX's Subsidiaries.

         (c) Except for its Subsidiaries or as provided in Section 4.7 of the ECX Disclosure Schedule, ECX does not own directly or indirectly any interest or investment in any corporation, partnership, joint venture, business, trust or other entity.

4.8. Absence of Undisclosed Liabilities. None of ECX or its Subsidiaries has incurred any material liabilities or obligations (whether absolute, accrued, contingent or otherwise) of any nature, except (i) liabilities, obligations or contingencies that are accrued or reserved against in the ECX Financial Statements or reflected in the notes thereto, (ii) liabilities, obligations or contingencies under contacts or agreements described in Section 4.15 of the ECX Disclosure Schedule or under contracts and agreements which are not required to be disclosed thereon (but not liabilities, obligations or contingencies for breaches thereof), (iii) liabilities, obligations or contingencies which have arisen after December 31, 2001 in the ordinary course of business consistent with past practice or otherwise in accordance with the terms and conditions of this Agreement, and (iv) liabilities, obligations or contingencies disclosed in
Section 4.8 of the ECX Disclosure Schedule.

4.9. Investigations; Litigation.

         (a) To the knowledge of ECX, there is no investigation or review being undertaken or that is pending by any Governmental Authority with respect to ECX or any of its Subsidiaries, nor has any Governmental Authority notified ECX or any of its Subsidiaries of an intention to conduct any such investigation or review.

         (b) Except as disclosed in Section 4.9 of the ECX Disclosure Schedule, there are no claims, suits, actions, arbitration actions or other proceedings pending or, to the knowledge of ECX, threatened against, relating to or affecting any of ECX or its Subsidiaries, or their respective directors and officers, in their capacities as such, or their respective assets, businesses or properties, which are, or would reasonably be expected to be material, either alone or in the aggregate with all such claims, actions or other proceedings. There are no decrees, injunctions, writs or orders of any court or governmental department or agency applicable to any of ECX or its Subsidiaries, or their assets or businesses, or which prohibits or restricts the consummation of the transactions contemplated herein.

4.10. Compliance with Law. ECX and each of its Subsidiaries is in compliance, in all material respects, with all applicable statutes, regulations, judgments, injunctions, decrees, orders, ordinances and other laws (collectively, "Laws") of the United States of America and any applicable foreign jurisdictions, all state and local governments and other Governmental Authorities, and agencies and courts of any of the foregoing, to which any of ECX or its Subsidiaries is subject, and none of ECX or its Subsidiaries has received any notice to the effect that, or otherwise been advised by counsel that, any of ECX or its Subsidiaries has materially violated or is not in compliance in all material respects with any of such Laws, and, to the knowledge of ECX, there are no investigations with respect thereto, nor past or current business conduct or practices of ECX similar to the conduct or practices of other businesses that to the knowledge of ECX have been the subject of investigations, proceedings, claims, actions, suits, demands or notices with respect thereto or have resulted in any liability arising out of or related to such conduct or practices.

4.11. Absence of Certain Changes or Events. Except as set forth in Section 4.11 of the ECX Disclosure Schedule, since December 31, 2001, none of ECX or its Subsidiaries has (other than actions taken in connection with the transactions contemplated by this Agreement or at the request of iPayment or its Subsidiaries): (a) operated other than in the ordinary course of business consistent in all material respects with past practice; (b) incurred, experienced or suffered any ECX Material Adverse Effect; (c) acquired or agreed to acquire any material assets, or entered into any ECX Merchant Related Agreements, other than Merchant Agreements, or acquisition agreements (or similar agreements), either directly or indirectly, by purchase, merger, stock purchase or otherwise; (d) transferred, leased, licensed, sold, mortgaged, pledged, disposed of or encumbered any material assets; (e) adopted any new, or amended or otherwise increased, or accelerated the payment or vesting of the amounts payable or to become payable under any existing, bonus, incentive compensation, deferred compensation, severance, profit sharing, stock option, stock purchase, insurance, pension, retirement or other employee benefit plan agreement or arrangement, entered into any employment, consulting, change in control, severance or similar agreement with or, except in accordance with the existing written agreements, granted any severance, change in control or termination pay to any officer, director, key employee, consultant, agent or group of employees, or increased the compensation or benefits of any officer, director, key employee, consultant, agent or group of employees (other than periodic increases in compensation to employees in the ordinary course of business and consistent with past practice); (f) modified, amended, canceled or terminated, or suffered or received notice of the termination or cancellation of, any ECX Merchant Related Agreements or Merchant Agreements, or any material leases, contracts or receivables, or waived, released or assigned any material rights or claims with respect thereto, except in the ordinary course of business and consistent with past practice; (g) incurred or modified any material indebtedness or other material liability, except in the ordinary course of business and consistent with past practice; (h) assumed, guaranteed, endorsed or otherwise become liable or responsible (whether directly, contingently or otherwise) for material obligations of any other person, except in the ordinary course of business and consistent with past practice; (i) made any material loans, advances or capital contributions to, or investments in, any other person (other than to its wholly-owned Subsidiaries or in the ordinary course of business consistent with past practice); (j) instituted, settled or agreed to settle, any material litigation, action or proceeding before any court, arbitrator or governmental body; (k) made any tax election or settled or compromised any tax liability, or made any change in any method of accounting for taxes or accounting policy with respect to taxes; (l) changed in any material respect any of the accounting methods or policies used by it; (m) paid, discharged or satisfied any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), or material claims, liabilities or obligations reflected or reserved against in, or contemplated by, the ECX Financial Statements; (n) entered into any material transaction, contract, agreement or commitment, other than this Agreement, or other than in the ordinary course of business and consistent with past practice; (o) delayed or postponed the payment of accounts payable and other liabilities outside the ordinary course of business; or (p) agreed, whether in writing or otherwise, to take any action described in this Section 4.11.

4.12. Title to Assets. ECX and its Subsidiaries have good and marketable title to all of their respective assets, free and clear of all Encumbrances, other than Permitted Liens, and no financing statement covering all or any portion of ECX's and its Subsidiaries' assets and naming ECX or a Subsidiary thereof as debtor has been filed in any public office, and neither ECX nor any Subsidiary thereof has signed any financing statement or security agreement as debtor or borrower which financing statement or security agreement covers all or any portion of the assets of ECX or its Subsidiaries.

4.13. Assets. ECX's and its Subsidiaries' equipment, furniture, computers and other tangible personal property are in good operating condition in all material respects (ordinary wear and tear excepted), free of any material defects and suitable in all material respects for the operations of ECX's and its Subsidiaries' business, as currently conducted, are not in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. Set forth in Section 4.13 of the ECX Disclosure
Schedule is a complete and accurate description of the accounts receivable, notes receivable, evidences of indebtedness and other rights to receive payment and other amounts payable to ECX and its Subsidiaries ("Receivables") as of December 31, 2001. Such Receivables are valid and enforceable claims and obligations, have arisen only from bona fide transactions in the ordinary course of business, and ECX and its Subsidiaries have, to their knowledge, the full legal right to collect such Receivables in the aggregate amount thereof, less any applicable reserves recorded on ECX balance sheet as of December 31, 2001, a copy of which has heretofore been provided to ECX, which reserves are adequate and calculated consistent with past practice. Except as set forth in Section
4.13 of the ECX Disclosure Schedule, to the knowledge of ECX, there are no asserted contests, refusals to pay or rights of set-off with respect to any of such Receivables.

4.14. Intellectual Property Rights. Schedule 4.14(a) contains a list and description of all registered copyrights, patents, trademarks and service marks owned by or licensed to ECX and its Subsidiaries. Except as set forth in
Schedule 4.14(b), ECX and its Subsidiaries have all right, title and interest in, or a valid and binding license to use, all such intellectual property. Neither ECX nor any Subsidiary thereof is in default (or with the giving of notice or lapse of time, or both, would be in default) under any license to use such intellectual property. To the knowledge of ECX, such intellectual property is not being infringed by any third party and neither ECX nor any Subsidiary thereof is infringing any intellectual property of any third party.

4.15. Contracts.

         (a) Set forth in Section 4.15(a) of the ECX Disclosure Schedule is a list, including parties and dates, of each of the ECX Merchant Related Agreements. ECX has heretofore delivered to iPayment or its counsel true, correct and complete copies of all of the ECX Merchant Related Agreements, and all amendments and supplements related thereto. Each of the ECX Merchant Related Agreements is a valid and binding obligation of ECX, are unmodified, to the knowledge of ECX are in full force and effect, and to the knowledge of ECX are enforceable against each of the parties thereto in accordance with their respective terms (except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws now or hereafter in effect affecting creditors' rights generally and general equitable principles, regardless of whether enforceability is considered in a proceeding in law or in equity). To the knowledge of ECX, except as disclosed in
Section 4.15(a) of the ECX Disclosure Schedule, (i) no event has occurred which, after notice or the passage of time or both, would constitute a default or breach by any party to any of the ECX Merchant Related Agreements, (ii) no party to any of the ECX Merchant Related Agreements has or, to the knowledge of ECX, intends, to terminate or adversely modify its agreement(s) or obligations with respect thereto, or cease performing thereunder, and (iii) there are no outstanding material disputes under any of the ECX Merchant Related Agreements, and there is no pending or, to the knowledge of ECX, threatened, litigation or other legal proceeding with respect to any of the ECX Merchant Related Agreements. To the knowledge of ECX, the ECX Merchant Related Agreements constitute all of the contracts, agreements and understandings applicable to the provision of credit card services or equipment leasing and sales by ECX.

         (b) Set forth in Section 4.15(b) of the ECX Disclosure Schedule is a list, including parties and dates, of any contract or agreement (whether written or oral), other than the ECX Merchant Related Agreements, to which ECX or any of its Subsidiaries is a party to or bound by (i) with respect to the employment of any employees, independent contractors, officers, directors or consultants, (ii) which, upon the consummation of the transactions contemplated by this Agreement, will (either alone or upon the occurrence of any additional acts or events) result in any payment or benefits (whether of severance pay or otherwise) becoming due, or the acceleration or vesting of any rights to any payment or benefits, from iPayment, ECX, the Surviving Corporation or any of their respective Subsidiaries to any employee, independent contractor, officer, director or consultant thereof, (iii) which is a material contract to be performed after the date of this Agreement ("ECX Material Contracts"), (iv) which is not terminable on 90 days or less notice involving the payment of more than $50,000 per annum, or (v) which restricts in any material respect the conduct of any line of business by ECX or any of its Subsidiaries. Each contract, arrangement, commitment or understanding of the type described in this
Section 4.15(b) is referred to herein as an "ECX Contract." ECX has heretofore provided to iPayment or its counsel true, correct and complete copies of each ECX Contract. Each ECX Material Contract is valid and binding and in full force and effect with respect to the obligations of ECX or its Subsidiaries and, to the knowledge of ECX, is valid and binding, enforceable and in full force and effect with respect to the obligations of the counterparties thereto (except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws now or hereafter in effect affecting creditors' rights generally and general equitable principles, regardless of whether enforceability is considered in a proceeding in law or in equity), and ECX and each of its Subsidiaries has performed in all material respects all obligations required to be performed by it to date under each such ECX Material Contract, and no event or condition exists which constitutes or, after notice or lapse of time or both, would constitute, a material default on the part of ECX or any of its Subsidiaries under any ECX Material Contract, or to the knowledge of ECX, any other party thereto.

4.16. Leases. Set forth in Section 4.16 of the ECX Disclosure Schedule is a list, including parties and dates, of any Leases. ECX has heretofore delivered to iPayment true, correct and complete copies of each of the lease agreements, and all amendments and supplements related thereto, under which ECX or its Subsidiaries lease real or personal property (collectively, the "Leases"). To the knowledge of ECX, each Lease is legal, valid, binding, enforceable and in full force and effect and will continue to be legal, valid, binding, enforceable and in full force and effect on identical terms following the consummation of the transactions contemplated hereby (except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws now or hereafter in effect affecting creditors' rights generally and general equitable principles, regardless of whether enforceability is considered in a proceeding in law or in equity). Neither ECX nor any of its Subsidiaries is in breach or default under any Lease and no event has occurred which, with notice or lapse of time, would constitute a breach or default of such Lease by ECX or any of its Subsidiaries or permit termination, modification or acceleration thereof by the respective lessor, and no party to any such Lease has repudiated any provision thereof. There are no disputes, oral agreements or forbearance programs in effect as to any Lease. All facilities leased under the Leases are supplied with utilities and other services necessary for the operation of said facilities.

4.17. Tax Matters.

         (a) All Tax Returns for all periods ending on or before the Closing Date that are or were required to be filed by or with respect to ECX and any of its Subsidiaries, or any predecessor of any of them, either separately or as a member of an affiliated group of corporations, have been filed on a timely basis and in accordance with applicable laws, regulations and administrative requirements. All such Tax Returns that have been filed on or before the Closing Date were, when filed, and continue to be, true, correct and complete in all material respects.

         (b) ECX has provided or made available to iPayment all reports of and communications for all open years from IRS agents and the corresponding agents of other state, local and foreign Governmental Authorities who have examined the respective books and records applicable to ECX and any of its Subsidiaries.
Section 4.17(b) of the ECX Disclosure Schedule describes all adjustments in respect of ECX and any of its Subsidiaries to Tax Returns filed by, or on behalf of, ECX, its Subsidiaries or any affiliated group of corporations of which ECX or a Subsidiary thereof is or was a member, for all open taxable years, that have been proposed by any representative of any governmental agency, and Section 4.17(b) of the ECX Disclosure Schedule describes the resulting Taxes, if any, proposed to be assessed. All deficiencies proposed (plus interest, penalties and additions to tax that were or are proposed to be assessed thereon, if any) as a result of such examinations have been paid, reserved against or settled or, as described in Section 4.17(b) of the ECX Disclosure Schedule, are being contested in good faith by appropriate proceedings. Neither ECX nor any of its Subsidiaries has given or been requested to give waivers or extensions (or is or would be subject to a waiver or extension given by any other entity) of any statute of limitations relating to the payment of Taxes for which ECX or any of its Subsidiaries may be liable.

         (c) ECX and its Subsidiaries have paid, or made provision for the payment of, all Taxes that have or, to the knowledge of ECX and its Subsidiaries, may become due for all periods ending on or before the Closing Date, including, without limitation, all Taxes reflected on the Tax Returns referred to in this Section 4.17, or in any assessment, proposed assessment or notice, received by ECX or any Subsidiary of ECX, except such Taxes, if any, as are set forth in Section 4.17(c) of the ECX Disclosure Schedule that are being contested in good faith and as to which adequate reserves (determined in accordance with GAAP consistently applied) have been provided. The charges, accruals and reserves with respect to Taxes reflected in the ECX Financial Statements were determined in accordance with GAAP consistently applied. In all material respects, all Taxes that ECX and its Subsidiaries are or were required by law to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the appropriate Governmental Authority. There are no liens with respect to Taxes upon any of the properties or assets, real or personal, tangible or intangible, of ECX or any of its Subsidiaries (except for Taxes not yet due).

         (d) There are no closing agreements, requests for rulings or requests for technical advice, in respect of any Taxes, pending between ECX or any of its Subsidiaries and any Governmental Authority.

         (e) No consent to the application of Section 341(f)(2) of the Code has ever been filed with respect to any property or assets held or acquired or to be acquired by ECX or any of its Subsidiaries.

         (f) There is no existing tax allocation or sharing agreement that may or will require that any payment be made by or to ECX or any of its Subsidiaries on or after the Closing Date.

         (g) No property or asset owned by ECX or any of its Subsidiaries is property that iPayment is or will be required to treat as being owned by another person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately before the enactment of the Tax Reform Act of 1986, or is "tax-exempt use property" within the meaning of
Section 168(h)(1) of the Code.

         (h) Neither ECX nor any of its Subsidiaries has agreed to, or is required to make, any adjustment pursuant to Section 481(a) of the Code, nor has the IRS proposed any such adjustment or change in accounting method with respect to ECX or any of its Subsidiaries. ECX and its Subsidiaries do not have any application pending with any Governmental Authority requesting permission for any change in accounting method.

         (i) Except as disclosed in Section 4.17(i) of the ECX Disclosure Schedule, there is no contract, agreement, plan or arrangement covering any person that, individually or collectively, as a consequence of this transaction could give rise to the payment of any amount that would not be deductible by iPayment, the Surviving Corporation, or ECX or any of its Subsidiaries by reason of Section 280G of the Code.

         (j) Neither ECX nor any of its Subsidiaries owns an interest in any (i) domestic international sales corporation, (ii) foreign sales corporation, (iii) controlled foreign corporation, or (iv) passive foreign investment company.

         (k) Neither ECX nor any of its Subsidiaries is a party to any deferred intercompany transaction that will be restored (pursuant to the Treasury Regulations under Section 1502 of the Code) and will result in income or loss to ECX or any of its Subsidiaries due to this Agreement and the transactions contemplated hereby.

         (l) Neither ECX nor any of its Subsidiaries is, nor has ever been, a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

         (m) None of the assets of ECX or any of its Subsidiaries directly or indirectly secure any debt the interest on which is tax-exempt under Section 103(a) of the Code.

4.18. Employee Benefit Matters.

         (a) Set forth in Section 4.18 of the ECX Disclosure Schedule is a complete and accurate list of each employee benefit plan including, but not limited to, pension, profit sharing, 401(k), severance, welfare, disability and deferred compensation, and all other material employee benefit plans, agreements, programs, policies or arrangements including, but not limited to, stock purchase, stock option, employment, change-in-control, fringe benefit, bonus and incentive, whether or not subject to the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), whether formal or informal, oral or written, legally binding or not, under which any employee, former employee, director, consultant or independent contractor of ECX or any ERISA Affiliate thereof has any present or future right to benefits or under which ECX or any ERISA Affiliate thereof has any present or future liability. All such plans, agreements, programs, policies and arrangements shall be collectively referred to as the "ECX Benefit Plans" but shall be separately identified in such Section
4.18 of the ECX Disclosure Schedule.

         (b) With respect to each ECX Benefit Plan, ECX has delivered or made available to iPayment (i) current, accurate and complete copies of each such ECX Benefit Plan, including all trust agreements, each summary plan description or other description, insurance or annuity contracts, agreements, participant records and any other material documents or instruments relating thereto; (ii) copies of each Form 5500 Annual Report and accompanying schedules; (iii) each actuarial report (to the extent applicable) and; (iv) with respect to each such ECX Benefit Plan which is an employee pension benefit plan (as such term is defined in section 3(2) of ERISA), intended to qualify under section 401(a) of the Code, copies of the most recent IRS determination letter or opinion letter (including copies of any outstanding request for determination letters).

         (c) Each ECX Benefit Plan has been established and administered in accordance with its terms, and each such ECX Benefit Plan and ECX and its Subsidiaries are in material compliance with the applicable provisions of ERISA, the Code and other federal and state applicable laws, rules and regulations with respect thereto.

         (d) Each ECX Benefit Plan that is an "employee pension benefit plan" (within the meaning of section 3(2) of ERISA) is qualified under section 401(a) of the Code and its related trust is exempt from federal income tax under section 501(a) of the Code. To ECX's knowledge, no event has occurred or circumstance exists that will or could give rise to disqualification or loss of tax-exempt status of any such ECX Benefit Plan or trust.

         (e) No event has occurred and no condition exists that likely could subject ECX or any ERISA Affiliate thereof to any tax, fine, lien, penalty or other liability imposed by ERISA (including any breach of fiduciary responsibility by any director, officer or employee), the Code or other applicable laws, rules and regulations.

         (f) Neither ECX nor any Subsidiary thereof sponsors or maintains, or has ever sponsored or maintained, or has any actual or contingent liability under or relating to, any plan that is or was a defined benefit plan, as defined in section 3(35) of ERISA, or that is a Multiemployer Plan within the meaning of section 4001(a)(3) of ERISA, or that is otherwise subject to title IV of ERISA.

         (g) No ECX Benefit Plan is a "multiple employer welfare arrangement" within the meaning of section 3(40) of ERISA, except for ECX Benefit Plans that are fully insured and with respect to which each Form M-1 has been timely filed.

         (h) All material reports, returns, notices and similar documents pertaining to each ECX Benefit Plan that are required to be filed with any Governmental Authority or distributed to any ECX Benefit Plan participant have been duly and timely filed or distributed.

         (i) To ECX's knowledge, for each ECX Benefit Plan with respect to which a Form 5500 has been filed, no material change has occurred with respect to the matters covered by the most recent Form 5500 since the date thereof.

         (j) No "prohibited transaction" (as such term is defined in section 406 of ERISA and section 4975 of the Code) or "accumulated funding deficiency" (as such term is defined in section 302 of ERISA and section 412 of the Code (whether or not waived)) has occurred with respect to any ECX Benefit Plan.

         (k) No ECX Benefit Plan or any related trust or fiduciary thereof is the direct or indirect subject of a material audit, investigation or examination by any Governmental Authority or quasi-governmental authority.

         (l) The execution of this Agreement and the performance of the transactions contemplated hereby will not constitute an event under any ECX Benefit Plan that may reasonably be expected to result in any payment (whether of severance pay or otherwise), acceleration, vesting or increase in benefits with respect to any employee, former employee or director of ECX or any Subsidiary thereof.

         (m) All contributions and payments made or accrued with respect to all ECX Benefit Plans and other benefit obligations are deductible under section 162 of the Code or section 404 of the Code. No amount or any asset of any ECX Benefit Plan is subject to tax as unrelated business taxable income.

         (n) To the knowledge of ECX, no event has occurred or circumstance exists that could result in an increase in premium costs of ECX Benefit Plans and other benefit obligations that are insured or a material increase in benefit costs of such plans and obligations that are self-insured.

         (o) Except to the extent required under section 601 et seq. of ERISA and section 4980B of the Code, ECX and its ERISA Affiliates do not provide health or welfare benefits for any retired or former employee and is not obligated to provide health or welfare benefits to any active employee following such employee's retirement or other termination of service.

         (p) ECX and its ERISA Affiliates have the right to modify and terminate each ECX Benefit Plan with respect to both retired and active employees.

         (q) ECX and its ERISA Affiliates have complied in all material respects with the provisions of section 601 et seq. of ERISA and section 4980B of the Code.

         (r) With respect to any ECX Benefit Plan, (i) no actions, suits or claims (other than claims for benefits made in the ordinary course of the ECX Benefit Plan's operation) are pending or, to the knowledge of ECX, threatened; and (ii) no facts or circumstances exist that reasonably could give rise to any such actions, suits or claims.

         (s) Full payment has been made of all amounts which are due to any of the ECX Benefit Plans. Furthermore, ECX and its Subsidiaries have made adequate provision for reserves in accordance with generally accepted accounting principles to meet contributions that have not been made because they are not yet due under the terms of each of the ECX Benefit Plans.

4.19. Environmental Matters.

         (a) Except for noncompliance which, individually or in the aggregate, does not, and would not reasonably be expected to have an ECX Material Adverse Effect, ECX and each of its Subsidiaries are in compliance with all applicable international, federal, state, local and foreign laws and regulations relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata) (collectively, "Environmental Laws"), which compliance includes, but is not limited to, the possession by ECX and its Subsidiaries of all permits and other governmental authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof.

         (b) Neither ECX nor any of its Subsidiaries has received written notice of, or, to the knowledge of ECX, is the subject of, any actions, causes of action, claims, investigations, demands or notices by any person asserting an obligation to conduct investigations or cleanup activities under Environmental Law or alleging liability under or noncompliance with any Environmental Law (collectively, "Environmental Claims").

         (c) To the knowledge of ECX, there are no past or present events, conditions, circumstances, activities, practices, incidents, actions or plans which may interfere with or prevent continued compliance, or which may give rise to any material common law or statutory liability or otherwise form the basis of any material claim, action, suit, proceeding, hearing or investigation, based on or related to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling, or the emission, discharge, release or threatened release into the environment, or any pollutant, contaminant, or hazardous or toxic material or waste (including biohazardous and medical waste) with respect to or affecting ECX or any of its Subsidiaries.

4.20. Labor Controversies. There are no disputes pending or, to the knowledge of ECX, threatened between any of ECX or its Subsidiaries and any representatives of any of their employees and, to the knowledge of ECX, there are no organizational efforts being made involving any unorganized employees of any of ECX or its Subsidiaries.

4.21. Insurance. ECX and its Subsidiaries maintain insurance coverage reasonably adequate for their assets and the operation of their businesses. None of ECX or its Subsidiaries is in default with respect to any policies or binders of indemnity, liability, directors' and officers', worker's compensation, health and other forms of insurance policies or binders in force as of the date hereof and insuring against risks of any of ECX and its Subsidiaries. No notice of cancellation or non-renewal with respect to, or disallowance of any claim under, any such policy has been received by ECX or any of its Subsidiaries.

4.22. Required Stockholder Vote. The affirmative vote of a majority of the outstanding shares of ECX Common Stock and ECX Class A Preferred (voting as if converted to ECX Common Stock), voting together as a single class, and the affirmative vote of a majority of the outstanding shares of ECX Class A Preferred, voting as a separate class, are the only votes of the holders of any shares of capital stock of ECX necessary under ECX's certificate of incorporation, bylaws and other governing documents and applicable law to approve and adopt this Agreement and the transactions contemplated hereby.

4.23. Brokers and Finders. ECX and its Subsidiaries have not entered into any contract, arrangement or understanding with any Person or firm which may result in the obligation of ECX or any of its Subsidiaries to pay any finder's fees, brokerage fees, agent commissions or similar fees, commissions or payments in connection with the transactions contemplated hereby, and there is no claim for payment of any such fees, commissions or payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby.

4.24. Equipment Leases and Inventory. All equipment acquired by ECX for purposes of leasing was, when acquired, to ECX's knowledge merchantable and fit for the purpose for which it was procured, and to ECX's knowledge the obligations of each lessee to make payments required under the related lease throughout the term thereof is unconditional, without any right of set-off by such lessee and without regard to any event affecting the equipment or obsolescence thereof. Since December 31, 2001, there has not been a material change in the revenue derived from ECX's leasing operations, and there is no reasonable basis to believe that residual liability arising out of or related to its leasing operations will exceed historical levels.

4.25. Cash Flow of Merchant Accounts and Compliance with VISA/MasterCard Rules. Attached hereto as Section 4.25 of the ECX Disclosure Schedule is ECX's and its Subsidiaries most recent settlement reports setting forth each Merchant's name and address and its current year-to-date sales (the "Settlement Reports"). Since the date of the Settlement Report, there has not been a material change in the aggregate cash flow generated by the Merchant Accounts. ECX and its Subsidiaries have operated and conducted their business, in all material respects, in accordance with any and all applicable VISA/MasterCard rules and regulations. The Settlement Reports attached hereto as Section 4.25 of the ECX Disclosure Schedule lists, as of the date of the Settlement Reports, the Merchant reserve accounts maintained by each Merchant at the applicable Member Bank and, to ECX's knowledge, such amounts are in compliance with the requirements of such Member Banks. Section 4.25 of the ECX Disclosure Schedule reflects all fines that have been assessed and/or paid, directly or indirectly through the assessment and/or payment of such fine through a Member Bank or other party, within the last 12 months. Except as set forth in Section 4.25 of the ECX Disclosure Schedule, ECX has no reasonable basis to believe that the operation or conduct of its business will result in such fines after the Closing.

4.26. Franchise Issues. To ECX's knowledge, ECX and its Subsidiaries are in material compliance with all federal and state statutes, rules, regulations and guidelines, if applicable, regarding the offer of franchises or business opportunities.

4.27. Ownership and Portability of Merchant Accounts. Except as disclosed on
Section 4.27 hereto, with respect to all of the Merchant Accounts, including without limitation the Merchant Accounts of those Merchants participating in the Minotola Bank Merchant Program, (a) ECX owns such Merchant Accounts free and clear of all Encumbrances, other than Permitted Liens, (b) to ECX's knowledge, such Merchant Accounts are processed under unique BINs and ICAs, and (c) ECX has the right at any time and from time to time to direct the applicable Member Bank and third-party processors to, and such banks and third-party processors are obligated to, (i) assign the Merchant Agreements relating to the Merchants so identified, including all Merchant files and records (paper and fiche), related merchant reserve and hold accounts, BINS, ICAs and databases relating thereto, to one or more other Member Banks and/or third-party processors designated by ECX and (ii) effect the deconversion of such Merchant Accounts. The Member Banks and third-party processors are obligated to transfer the merchant files, merchant agreements, related documents and other items described herein after receipt of ECX's request for such assignment and deconversion and such assignment and deconversion of the Merchant Accounts shall be at no cost or expense to ECX other than the reasonable cost of copying, shipping, supplies and any related association fees; provided, however, that all such costs, expenses or fees shall not exceed $25,000.

4.28. Prior Sales of Securities. All offers and sales of ECX Common Stock, ECX Class A Preferred and of any shares of capital stock of any the Subsidiaries of ECX by ECX or such Subsidiary prior to the date hereof were exempt from the registration requirements of the Securities Act of 1933, as amended, and were duly registered or the subject of an available exemption from the registration requirements of the applicable state securities or Blue Sky laws, or the relevant statues of limitations have expired, or civil liability thereafter has been eliminated by an offer to rescind.

4.29. Employees and Independent Contractors.

         (a) Set forth on Section 4.29 of the ECX Disclosure Schedule is a true, complete and correct list setting forth as of the date hereof (a) the names, location of services and current compensation of all individuals currently employed directly or indirectly by ECX and its Subsidiaries on a salaried or hourly basis, and (b) the names and total annual compensation for all independent contractors (other than vendors and similar professionals) who render services on a regular basis to ECX and its Subsidiaries for whom ECX or a Subsidiary prepared an IRS Form 1099 for fiscal year 2001 and whose total annual compensation is in excess of $10,000. ECX has sent WARN Act notices to all of the employees listed on Section 4.29 of the ECX Disclosure Schedule.

         (b) To ECX's knowledge, all non-employee/independent Persons that solicit Merchants for or on behalf of ECX or its Subsidiaries have, at all times during their relationship with ECX and its Subsidiaries, been properly classified as independent contractors and not employees of ECX or its Subsidiaries for purposes of all applicable law, including, without limitation, for federal, state and local employment tax purposes.

         (c) Set forth in Section 4.29 of the ECX Disclosure Schedule is a true, complete and correct list setting forth as of the date hereof the names of all employees, agents and independent contractors of ECX and its Subsidiaries and the amount of all retention payments, severance payments, change in control payments or other similar compensation or benefits which are or may become payable in connection with the consummation of the transactions contemplated by this Agreement. To the knowledge of ECX, ECX and its Subsidiaries have not incurred liability relating to, or promised or agreed (whether orally or in writing) to pay retention payments, severance payments, change in control payments or other similar compensation or benefits which are or may become payable in connection with the consummation of the transactions contemplated by this Agreement in an aggregate amount in excess of $636,549.54. ECX and its Subsidiaries have taken no actions prior to the Closing related to the foregoing that will subject it or iPayment or any of its Subsidiaries to liability after the Closing other than payment of the foregoing by ECX and its Subsidiaries.

4.30. Net Worth. ECX and its Subsidiaries have a consolidated net worth of at least $5,000,000.

4.31. Holders of ECX Class A Preferred.


         (a) The holders of ECX Class A Preferred are corporations or other legal entities duly organized, validly existing and in good standing under the laws of the states where incorporated or otherwise organized, and have the corporate power and authority to own, lease and operate their respective assets and properties and to carry on their respective businesses as they are currently being conducted. The holders of ECX Class A Preferred are duly qualified and in good standing to transact business as foreign corporations in each jurisdiction in which the ownership or use of their respective assets and properties and the conduct of their respective businesses require such qualification, except such jurisdictions, individually or in the aggregate, in which the failure to be so qualified does not have, and would not reasonably be expected to have, a material adverse effect on such holders.

         (b) The holders of ECX Class A Preferred have the power and authority to enter into the documents and instruments to be executed and delivered by the holders of ECX Class A Preferred pursuant to this Agreement (collectively, the "ECX Class A Preferred Documents").

The execution and delivery of the ECX Class A Preferred Documents, and the consummation of the transactions contemplated hereby, have been duly authorized and approved by all necessary actions of the holders of ECX Class A Preferred. No other proceedings on the part of the holders of ECX Class A Preferred are necessary to authorize the execution and delivery of the ECX Class A Preferred Documents or the consummation of the transactions contemplated hereby. The ECX Class A Preferred Documents have been duly and validly executed and delivered by the holders of the ECX Class A Preferred, and, assuming due execution and delivery by iPayment and the other Persons party to such agreements, the ECX Class A Preferred Documents constitute the valid and binding agreement and obligation of the holders of the ECX Class A Preferred, enforceable against the holders of the ECX Class A Preferred in accordance with their respective terms (except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws now or hereafter in effect affecting creditors' rights generally and general equitable principles, regardless of whether enforceability is considered in a proceeding in law or in equity).

         (c) Each of the holders of the ECX Class A Preferred is an "accredited investor" as defined in Rule 501 under the Securities Act of 1933, as amended.

4.32. Dissenters' Rights. ECX has received no notice from a stockholder that such stockholder will seek to exercise his or her statutory appraisal rights under the DGCL. No shareholder of ECX has a legal right to exercise his or her appraisal rights after the Closing Date.

  ARTICLE V. REPRESENTATIONS AND WARRANTIES OF IPAYMENT AND IPAYMENT MERGER SUB

         iPayment and iPayment Merger Sub hereby represent and warrant to ECX that, except as set forth in the disclosure schedule dated as of the date hereof and signed on behalf of iPayment by an authorized officer of iPayment, with each such exception included therein specifically identifying the relevant Section hereto to which it specifically relates (the "iPayment Disclosure Schedule"):

5.1. Corporate Organization.

         (a) iPayment is a corporation duly organized, validly existing and in good standing under the laws of the State of Tennessee, and has the corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is currently being conducted. iPayment is duly qualified and in good standing to transact business as a foreign corporation in each jurisdiction in which the ownership or use of its assets and properties and the conduct of its business requires such qualification, except such jurisdictions, individually or in the aggregate, in which the failure to be so qualified does not have, and would not be reasonably expected to have, an iPayment Material Adverse Effect. True, accurate and complete copies of iPayment's charter, bylaws or other governing documents, and all amendments thereto, in each case as in effect on the date hereof, have heretofore been delivered or made available to ECX.

         (b) iPayment Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has the corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is currently being conducted. iPayment Merger Sub was formed solely for the purpose of engaging in the transactions contemplated in this Agreement and has not engaged in any activities other than in connection with those transactions. iPayment Merger Sub has not incurred any material obligations or liabilities or entered into any material agreements or arrangements with any Person except for this Agreement and as contemplated hereby. True, accurate and complete copies of iPayment Merger Sub's certificate of incorporation, bylaws or other governing documents, and all amendments thereto, in each case as in effect on the date hereof, have heretofore been delivered or made available to ECX.

5.2. Authorization; Binding Agreement. Each of iPayment and iPayment Merger Sub has the corporate power and authority to enter into this Agreement and the other documents and instruments to be executed and delivered by iPayment and iPayment Merger Sub pursuant hereto (collectively, the "iPayment Documents"), and to consummate the Merger and the other transactions contemplated hereby. The execution and delivery of this Agreement and the iPayment Documents, and the consummation of the transactions contemplated hereby, have been duly authorized and approved by the Board of Directors of iPayment at a meeting duly called and held and at which a quorum was present and acting throughout, by the requisite affirmative vote of the directors of iPayment, and the Board of Directors of iPayment has determined that the Merger is in the best interests of iPayment and its stockholders and approved this Agreement and the Merger. The execution and delivery of this Agreement and the iPayment Documents, and the consummation of the transactions contemplated hereby, have been duly authorized and approved by the Board of Directors of iPayment Merger Sub, and by iPayment as the sole stockholder of iPayment Merger Sub, and the Board of Directors of iPayment Merger Sub has determined that the Merger is in the best interests of iPayment Merger Sub and its stockholders and approved this Agreement and the Merger. No other corporate proceedings on the part of iPayment or iPayment Merger Sub are necessary to authorize the execution and delivery of this Agreement or the consummation by iPayment and iPayment Merger Sub of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by iPayment and iPayment Merger Sub, and, assuming due execution and delivery by ECX, this Agreement constitutes the valid and binding agreement and obligation of iPayment and iPayment Merger Sub, enforceable against iPayment and iPayment Merger Sub in accordance with its terms (except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws now or hereafter in effect affecting creditors' rights generally and general equitable principles, regardless of whether enforceability is considered in a proceeding in law or in equity).

5.3. Consents and Approvals. Except for (a) the filing of the Certificate of Merger with the Delaware Secretary, (b) any filings required under state securities or "Blue Sky" laws, (c) any filings and consents as may be required under any environmental, health or safety law or regulation pertaining to any notification, disclosure or required approval necessitated by the transactions contemplated in this Agreement, (d) requisite consent to consummation of the Merger by the lenders under the iPayment Credit Agreement, holders of preferred stock, holders of the Mezzanine Debt, and (e) such other authorizations, consents, approvals or filings, the failure of which to obtain or make, individually or in the aggregate, does not have, and would not reasonably be expected to have, an iPayment Material Adverse Effect or materially impair or delay the consummation by iPayment or iPayment Merger Sub of the transactions contemplated hereby, no consents or approvals of or filings or registrations with any Governmental Authority or with any third party are necessary in connection with (i) the execution and delivery by iPayment and iPayment Merger Sub of this Agreement and the iPayment Documents and (ii) the consummation by iPayment and iPayment Merger Sub of the Merger.

5.4. No Conflicts. Neither the execution or delivery by iPayment and iPayment Merger Sub of this Agreement and the other iPayment Documents, nor the consummation by iPayment and iPayment Merger Sub of the transactions contemplated hereby or thereby, nor the compliance by iPayment and iPayment Merger Sub with the provisions hereof, will: (a) violate or conflict with or result in any breach of any provision of the certificate of incorporation, bylaws or other governing documents of iPayment and iPayment Merger Sub; (b) violate or conflict with any order, injunction, decree, law, statute, rule, ordinance or regulation applicable to iPayment, iPayment Merger Sub or their Subsidiaries or by which any of their respective properties or assets may be bound; (c) result in a violation or breach of, constitute a default or give rise to any right of termination, cancellation or acceleration under, any loan or credit agreement, note, mortgage, bond, indenture, lease, benefit plan or other agreement, obligation or instrument applicable to iPayment, iPayment Merger Sub or their Subsidiaries, or result in the creation of an Encumbrance upon any property or asset of iPayment, iPayment Merger Sub or their Subsidiaries or by which any such properties or assets may be bound, or trigger any right of first refusal or other purchase right applicable to iPayment, iPayment Merger Sub or any Subsidiary thereof; or (d) result in the loss of any license, franchise or permit applicable to iPayment, iPayment Merger Sub or any Subsidiary thereof; except in each case, where such violation, conflict, breach, default, loss or other event, individually or in the aggregate, does not have, and would not reasonably be expected to have, an iPayment Material Adverse Effect.

5.5. Capitalization.

         (a) The authorized capital stock of iPayment consists of 40,000,000 shares of iPayment Common Stock, and 10,000,000 shares of preferred stock, no par value per share ("iPayment Preferred Stock"). As of the date hereof, (i) 9,683,190 shares of iPayment Common Stock were issued and outstanding, all of which were validly issued and are fully paid, nonassessable and free of preemptive rights, (ii) 2,577,200 shares of iPayment Preferred Stock were issued and outstanding, all of which were validly issued and are fully paid, nonassessable and free of preemptive rights, and (iii) no shares of iPayment Common Stock and no shares of iPayment Preferred Stock were held in the treasury of iPayment or any of its Subsidiaries.

         (b) Except for options, commitments and agreements under iPayment's stock option programs and warrants to purchase a total of 3,107,845 shares of iPayment Common Stock, iPayment does not have and is not bound by any outstanding subscriptions, options, warrants, convertible securities, conversion rights, preemptive or other rights, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of iPayment Common Stock or iPayment Preferred Stock or any other equity security or capital stock of iPayment or any securities representing the right to purchase or otherwise receive any shares of iPayment Common Stock or any other equity security or capital stock of iPayment. iPayment has no outstanding stock appreciation rights, phantom stock rights or similar rights. iPayment has no outstanding obligations, contingent or otherwise, to reacquire any shares of iPayment Common Stock.

         (c) The number of outstanding shares of iPayment Common Stock and iPayment Preferred Stock and the number of shares of iPayment Common Stock reserved for issuance upon the exercise of stock options and warrants in Sections 5.5(a) and (b) above assume the completion of Minority Stock Exchange.

         (d) The authorized capital stock of iPayment Merger Sub consists of 1,000 shares of iPayment Merger Sub Common Stock. iPayment owns beneficially and of record all the issued and outstanding shares of iPayment Merger Sub Common Stock.

         (e) Section 5.5 of the iPayment Disclosure Schedule sets forth all indebtedness of iPayment and its Subsidiaries.

5.6. Financial Statements.

         The audited consolidated financial statements for the years ended December 31, 2000 and 1999, the unaudited consolidated financial statements for the year ended December 31, 2001 and unaudited interim consolidated financial statements of iPayment attached as Section 5.6 of the iPayment Disclosure Schedule (collectively, the "iPayment Financial Statements") were prepared in accordance with GAAP consistently applied throughout the periods involved (except as may be indicated therein or in the notes thereto) and fairly present in all material respects the consolidated financial position of iPayment and its Subsidiaries as of the dates thereof and the results of their operations and their cash flows for the periods then ended, subject to normal year-end and audit adjustments (which are not material), any non-cash adjustments regarding amortization of goodwill related to acquisitions and, in the case of the unaudited interim consolidated financial statements, to the absence of footnote disclosures normally contained in the audited consolidation financial statements.

5.7. Absence of Undisclosed Liabilities. Neither iPayment nor its Subsidiaries has any material liabilities or obligations (whether absolute, accrued, contingent or otherwise) of any nature, except (i) liabilities, obligations or contingencies that are accrued or reserved against in the iPayment Financial Statements or reflected in the notes thereto, (ii) liabilities, obligations or contingencies under contacts or agreements (but not liabilities, obligations or contingencies for breaches thereof), (iii) liabilities, obligations or contingencies which have arisen after December 31, 2001 in the ordinary course of business consistent with past practice or otherwise in accordance with the terms and conditions of this Agreement, and (iv) liabilities, obligations or contingencies disclosed in Section 5.7 of the iPayment Disclosure Schedule.

5.8. Litigation; Decrees. Except as disclosed in Section 5.8 of the iPayment Disclosure Schedule, there are no claims, suits, actions, arbitration actions, government investigations or inquiries or other proceedings pending or, to the knowledge of iPayment, threatened against, relating to or affecting any of iPayment or its Subsidiaries, or their respective directors and officers in their capacities as such, or their assets or businesses, which seeks to restrain or enjoin the consummation of the transactions contemplated herein or which have, or would reasonably be expected to have, either alone or in the aggregate with all such claims, actions or other proceedings, an iPayment Material Adverse Effect. Except as disclosed in Section 5.8 of the iPayment Disclosure Schedule, there are no decrees, injunctions, writs or orders of any court or governmental department or agency applicable to any of iPayment or its Subsidiaries, or their assets or businesses, or which prohibits or restricts the consummation of the transactions contemplated herein or which have, or would reasonably be expected to have, an iPayment Material Adverse Effect.

5.9. Compliance with Law. iPayment and each of its Subsidiaries is in compliance, in all material respects, with all applicable Laws of the United States of America and any applicable foreign jurisdictions, all state and local governments and other Governmental Authorities, and agencies and courts of any of the foregoing, to which any of iPayment or its Subsidiaries is subject, and none of iPayment or its Subsidiaries has received any notice to the effect that, or otherwise been advised that, any of iPayment or its Subsidiaries has violated or is not in compliance with any of such Laws, and, to the knowledge of iPayment, there are no investigations with respect thereto; except in each case with respect to non-compliance or violations that, individually or in the aggregate, do not have, and would not reasonably be expected to have, an iPayment Material Adverse Effect. iPayment and its Subsidiaries have all permits necessary to conduct their businesses as currently conducted, except for permits, the absence of which, in the aggregate, do not have, and would not reasonably be expected to have, an iPayment Material Adverse Effect, and none of iPayment and its Subsidiaries is in violation of the terms of any such permit, except for delays in filing reports or violations that do not have, and would not reasonably be expected to have, an iPayment Material Adverse Effect.

5.10. Absence of Certain Changes or Events. Except as disclosed in Section 5.10 of the iPayment Disclosure Schedule, since January 31, 2001, none of iPayment or its Subsidiaries has (other than actions taken in connection with the transactions contemplated by this Agreement) operated other than in the ordinary course of business consistent in all material respects with past practice, or incurred, experienced or suffered any iPayment Material Adverse Effect.

5.11. Title to Assets. iPayment and its Subsidiaries have good and marketable title to all of their respective assets, free and clear of all Encumbrances, other than Permitted Liens, and no financing statement covering all or any portion of iPayment's or its Subsidiaries' assets and naming iPayment or a Subsidiary thereof as debtor has been filed in any public office, and neither iPayment nor any Subsidiary has signed any financing statement or security agreement as debtor or borrower which financing statement or security agreement covers all or any portion of the assets of iPayment or its Subsidiaries.

5.12. Valid Issuance of Stock. The iPayment Common Stock issuable upon conversion of the Notes have been duly and validly reserved for issuance upon conversion thereof and, when issued upon such conversion, shall be duly authorized and validly issued, fully paid and nonassessable.

5.13. Brokers and Finders. iPayment and its Subsidiaries have not entered into any contract, arrangement or understanding with any Person or firm which may result in the obligation of ECX or any of its Subsidiaries to pay any finder's fees, brokerage fees, agent commissions or similar fees, commissions or payments in connection with the transactions contemplated hereby, and there is no claim for payment of any such fees, commissions or payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby.

5.14. Certain Merchant Accounts. The processing of Merchants engaged in audio text or video text businesses constitutes a small percentage of iPayment's business and is not a business focus of iPayment.

                  ARTICLE VI. CERTAIN COVENANTS AND AGREEMENTS

6.1. Access to Information.

         (a) Upon reasonable notice and subject to applicable Laws relating to the exchange of information, each of iPayment and ECX shall, and shall cause each of its respective Subsidiaries to, afford to the officers, employees, accountants, attorneys, financial advisors and other representatives (each, a "Representative") of the other party, access during normal business hours during the period prior to the Effective Time to all its properties, books, contracts, commitments, records, officers, employees, accountants, counsel and other representatives and, during such period, it shall, and shall cause its Subsidiaries to, make available to the other party all information concerning its business, properties and personnel as the other party may reasonably request in connection herewith. The rights of iPayment and ECX hereunder shall not be exercised in such a manner as to interfere unreasonably with the conduct of the business of the other party and its Subsidiaries.

         (b) All information furnished pursuant to Section 6.1(a) shall be subject to, and the parties shall hold all such information in confidence in accordance with, the provisions of the Non-Disclosure Agreement, dated as of October 24, 2001 (the "Confidentiality Agreement"), between iPayment and ECX.

         (c) Notwithstanding anything in the Confidentiality Agreement or any other agreement to the contrary, no provision of the Confidentiality Agreement or investigation by either of the parties or their respective Representatives shall affect the representations, warranties, covenants or agreements of the other set forth herein and the parties shall remain responsible to the extent provided herein.

6.2. No Solicitation.

         (a) ECX agrees that it and its Subsidiaries, officers, directors, employees, representatives, consultants, investment bankers, attorneys, accountants and agents shall not, directly or indirectly, (i) encourage, solicit, initiate, facilitate, entertain or accept any Acquisition Proposal,
(ii) enter into any agreement with respect to any Acquisition Proposal or enter into any arrangement, understanding or agreement requiring it to abandon, terminate or fail to consummate the Merger or any other transactions contemplated by this Agreement, (iii) propose or make any Acquisition Proposal to any Person other than iPayment and iPayment Merger Sub, (iv) participate in any way in discussions or negotiations with, or furnish or disclose any information to, any Person (other than iPayment and iPayment Merger Sub) in connection with or with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal, or (v) authorize or permit its Subsidiaries, officers, directors, employees, representatives, consultants, investment bankers, attorneys, accountants and agents to do any of the foregoing. ECX and its Subsidiaries, officers, directors, employees, representatives, consultants, investment bankers, attorneys, accountants and agents shall immediately cease any discussions, activities or negotiations with Persons other than iPayment and iPayment Merger Sub that may be ongoing or previously or currently conducted with respect to any Acquisition Proposal.

         (b) In addition, the Board of Directors of ECX, and each committee thereof, shall not (A) withdraw or modify, or propose to withdraw or modify, in a manner adverse to iPayment or iPayment Merger Sub, the approval and recommendation of this Agreement or the Merger, or (B) approve or recommend, or propose to approve or recommend, any Acquisition Proposal other than the Merger.

         (c) Within 24 hours of receipt thereof, ECX shall promptly notify iPayment of any request for information or of any Acquisition Proposal, or any inquiry, proposal, discussions or negotiations with respect to any Acquisition Proposal, and ECX shall promptly provide iPayment with the terms and conditions of such request, Acquisition Proposal, inquiry, proposal, discussion or negotiation, copies of any written materials received by ECX in connection with any of the foregoing and the identity of the Person making any such Acquisition Proposal or such request, inquiry or proposal or with whom any discussions or negotiations are taking place. ECX shall keep iPayment fully informed of the status and details (including amendments or proposed amendments) of any such request or Acquisition Proposal.

         (d) Nothing contained in this Section 6.2 shall prohibit ECX from taking or disclosing to its stockholders a position contemplated by Rule 14d-9(f) or Rule 14e-2(a) promulgated under the Securities Exchange Act of 1934, as amended, or from making any disclosure to ECX's stockholders if the Board of Directors of ECX determines in good faith that the failure to do so would violate the fiduciary obligations of such Board of Directors under applicable law; provided, however, that neither ECX nor its Board of Directors nor any committee thereof shall withdraw or modify, or propose to withdraw or modify, its position with respect to this Agreement or the Merger or approve or recommend, or propose to approve or recommend, an Acquisition Proposal.

6.3. Stockholders Approval. ECX shall take all steps in accordance with applicable law necessary to obtain the approval and adoption of this Agreement by its stockholders. ECX will, through its Board of Directors, recommend to its stockholders approval and adoption of this Agreement and the Merger and other transactions contemplated hereby.

6.4. Public Statements. iPayment and ECX will consult with each other and will mutually agree on any press releases or public announcements pertaining to this Agreement or the transactions contemplated hereby and will not issue any such press releases or make any such public announcements prior to such consultation and agreement, except as may be required by applicable securities or other Laws, in which case the party proposing to issue such press release or make such public announcement will use its commercially reasonable best efforts to consult in good faith with the other party before issuing any such press releases or making any such public announcements.

6.5. Expenses and Fees. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby, including legal, accounting and financial advisory fees and expenses, will be paid by the party incurring such costs and expenses. Notwithstanding the foregoing, ECX shall only be liable for such legal fees and expenses up to $100,000. Any amounts incurred above such level shall be paid by the holders of the ECX Class A Preferred as set forth in Section 4.5 of the ECX Disclosure Schedule. The foregoing shall not affect the legal right, if any, that any party hereto may have to recover expenses from any other party that breaches its obligations hereunder.

6.6. Notification. Each of ECX and iPayment agree to (a) give prompt notice to the other party, and to use their respective reasonable best efforts to prevent or promptly remedy, (i) upon such party obtaining knowledge thereof, the occurrence or failure to occur, or the impending or threatened occurrence or failure to occur, of any event whose occurrence or failure to occur would be likely to cause any of its representations or warranties in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Effective Time, and (ii) any material failure on its part to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder and (b) give prompt notice to the other party of any fact which, if known by it on the date hereof, would have been required to be set forth or disclosed by it pursuant to this Agreement.

6.7. Additional Agreements. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of any of the parties to the Merger, the proper officers and directors of each party to this Agreement and their respective Subsidiaries shall take all such necessary action as may be reasonably requested by iPayment.

6.8. Reasonable Best Efforts, Cooperation. Subject to the terms and conditions of this Agreement, each of iPayment and ECX agrees to use its respective reasonable best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable laws, so as to permit consummation of the Merger as promptly as practicable and otherwise to enable consummation of the transactions contemplated hereby and shall cooperate fully with the other party hereto to that end.

6.9. iPayment Board of Directors. Promptly upon the Effective Time, iPayment's Board of Directors shall increase the size of iPayment's Board of Directors to create a vacancy on such Board, and Peter Chung, as the initial representative of the holders of a majority of the outstanding principal amount of the Notes, shall be appointed to fill such vacancy as a director of iPayment; provided that Peter Chung or any other representative of the holders of the Notes or the iPayment Common Stock issued upon exercise thereof shall no longer serve on iPayment's Board of Directors upon the occurrence of certain events as set forth in the Voting Agreement (with such representative being entitled to serve on the Board of Directors at all times prior thereto).

6.10 ECX Guaranty. From and after Closing ECX, as the Surviving Corporation, unconditionally and irrevocably guarantees the prompt payment when due, whether by acceleration or otherwise, of the principal of, interest on, and all other sums payable in connection with, the Notes until the earlier of the payment of the Notes in full (if not converted in whole or in part) or conversion of each of the Notes in their entirety for shares of iPayment Underlying Common Stock.

6.11 Warrants. From and after Closing, the holders of ECX Class A Preferred hereby covenant that they will use commercially reasonable efforts to locate and obtain the termination of all ECX Warrants.

                       ARTICLE VII. CONDITIONS TO CLOSING

7.1. Conditions to Each Party's Obligation To Effect the Merger. The respective obligation of each of the parties hereto to effect the Merger shall be subject to the satisfaction, or the waiver by such party, at or prior to the Effective Time, of the following conditions:

         (a) Stockholder Approval. This Agreement shall have been duly approved and adopted by the requisite vote of the stockholders of ECX under applicable law.

         (b) Approvals. All consents, approvals, orders or authorizations of or registrations, declarations or filings with any Governmental Authority, which the failure to obtain, make or occur has or would reasonably be expected to have the effect of making the Merger or any of the transactions contemplated hereby illegal or to have an iPayment Material Adverse Effect, as the case may be, shall have been obtained, shall have been made or shall have occurred, and shall be in full force and effect.

         (c) No Injunctions or Restraints; Illegality. No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Authority which prohibits, restricts or makes illegal consummation of the Merger.

7.2. Conditions to Obligations of iPayment. The obligation of iPayment to effect the Merger is also subject to the satisfaction, or waiver by iPayment, at or prior to the Effective Time, of the following conditions:

         (a) Representations and Warranties of ECX. Each of the representations and warranties of ECX contained in this Agreement (i) that are qualified by materiality, including the terms "material," "in any material respects" and "in all material respects" and "ECX Material Adverse Effect" or words of similar effect, shall be true and correct in all respects when made and as of the Closing, with the same effect as though such representations and warranties had been made on and as of the Closing, and (ii) that are not so qualified by materiality, shall be true and correct in all material respects when made and as of the Closing, with the same effect as though such representations and warranties had been made on and as of the Closing. iPayment shall have received a certificate signed on behalf of ECX by the Chief Executive Officer and the Chief Financial Officer of ECX to the foregoing effect.

         (b) Performance of Obligations of ECX. ECX shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and iPayment shall have received a certificate signed on behalf of ECX by the Chief Executive Officer and the Chief Financial Officer of ECX to such effect.

         (c) Legal Opinion. iPayment shall have received an opinion from Stradling Yocca Carlson & Rauth, counsel to ECX ("ECX's Counsel"), in form and substance reasonably satisfactory to iPayment, dated the Effective Time, as to certain matters agreed upon by legal counsel of iPayment and ECX.

         (d) No Material Adverse Change. Since the date of this Agreement, there shall not have occurred any ECX Material Adverse Effect. iPayment shall have received a certificate signed on behalf of ECX by the Chief Executive Officer and the Chief Financial Officer of ECX to that effect.

         (e) Consents. Prior to Closing, ECX and its Subsidiaries shall have (i) provided all requisite notices to and (ii) obtained all requisite consents, waivers and approvals from any third party in order for ECX to consummate the Merger, including, but not limited to consents provided in Section 4.3 of the ECX Disclosure Schedule.

         (f) Resignations. At Closing, iPayment shall have received written resignations from each of the directors and officers of ECX and its Subsidiaries.

         (g) Delivery of Certificates. The holders of ECX Class A Preferred and the ECX Common Stock shall deliver all certificates representing outstanding shares of ECX Class A Preferred and ECX Common Stock, respectively, other than certificates representing shares of ECX Common Stock for which their holders have exercised their appraisal rights under the DGCL.

         (h) Confidentiality/Non-Solicitation Agreements. ECX shall deliver confidentiality and non-solicitation agreements with iPayment executed by Darrin Ginsberg, Heather Ginsberg, Scott Ross and Paul Rianda.

         (i) Dissenting Stockholders. The number of shares for which appraisal rights have been exercised shall not exceed 113,250 shares (1% of total outstanding shares).

         (j) Release from Ginsbergs and Holders of ECX Class A Preferred. Each of Darrin Ginsberg, Heather Ginsberg and the holders of the ECX Class A Preferred shall execute and deliver a release, the form of which is set forth as Exhibit B to this Agreement.

         (k) Shareholders Agreement. At Closing, the Agreement and Waiver shall be executed by the parties thereto and delivered to iPayment, and such agreement shall, among other things, terminate the Shareholders' Agreement, dated as of October 6, 1999, by and among ECX, the Investors (as defined in the Shareholders' Agreement) listed on the signature pages thereto and the Other Investors (as defined in the Shareholders' Agreement) listed on the signature pages thereto.

7.3. Conditions to Obligations of ECX. The obligation of ECX to effect the Merger is also subject to the satisfaction, or waiver by ECX, at or prior to the Effective Time, of the following conditions:

         (a) Representations and Warranties. Each of the representations and warranties of iPayment and iPayment Merger Sub contained in this Agreement (i) that are qualified by materiality, including the terms "material," "in any material respects," "in all material respects" and "iPayment Material Adverse Effect" or words of similar effect, shall be true and correct in all respects when made and as of the Closing, with the same effect as though such representations and warranties had been made on and as of the Closing, and (ii) that are not so qualified by materiality, shall be true and correct in all material respects when made and as of the Closing, with the same effect as though such representations and warranties had been made on and as of the Closing. ECX shall have received a certificate signed on behalf of iPayment by the Chief Executive Officer and the Chief Financial Officer of iPayment to the foregoing effect.

         (b) Performance of Obligations of iPayment and iPayment Merger Sub. iPayment and iPayment Merger Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and ECX shall have received a certificate signed on behalf of iPayment by the Chief Executive Officer and the Chief Financial Officer of iPayment to such effect.

         (c) Legal Opinion. ECX shall have received an opinion from Waller Lansden Dortch & Davis, PLLC, counsel to iPayment ("iPayment's Counsel"), in form and substance reasonably satisfactory to ECX, dated the Effective Time, as to certain matters agreed upon by legal counsel of iPayment and ECX.

         (d) Consents. Prior to Closing, iPayment and its subsidiaries shall have (i) provided all requisite notices to and (ii) obtained all requisite consents, waivers and approvals from any third party in order for iPayment to consummate the Merger, including, but not limited to, consents from the following parties: the lenders under the iPayment Credit Agreement, holders of preferred stock, and holders of the Mezzanine Debt.

         (e) No Material Adverse Change. Since the date of this Agreement, there shall not have occurred any iPayment Material Adverse Effect. ECX shall have received a certificate signed on behalf of iPayment by the Chief Executive Officer and the Chief Financial Officer of iPayment to that effect.

         (f) Investor Rights Agreement. iPayment shall have entered into Amendment No. 1 to the Investors' Rights Agreement (the "Investor Rights Amendment"), in form and substance reasonably satisfactory to ECX, and the Investor Rights Amendment shall be in full force and effect as of the Closing Date.

         (g) Voting Agreement. iPayment shall have entered into Amendment No. 1 to the Voting Agreement (the "Voting Amendment"), in form and substance reasonably satisfactory to ECX, and the Voting Amendment shall be in full force and effect as of the Closing Date.

         (h) Co-Sale Agreement. iPayment shall have entered into Amendment No. 1 to the Righty of First Refusal and Co-Sale Agreement (the "Co-Sale Amendment"), in form and substance reasonably satisfactory to ECX, and the Co-Sale Amendment shall be in full force and effect as of the Closing Date.

                          ARTICLE VIII. INDEMNIFICATION

8.1 Indemnification by Holders of the Notes. The holders of the Notes shall (by the mechanism set forth in Section 8.5) indemnify, save and hold iPayment (including ECX and its Subsidiaries following the Merger) and its affiliates, successors and permitted assigns (the "iPayment Indemnitees"), harmless against and from any liability, demands, claims, actions or causes of action, assessments, losses, fines, penalties, costs, damages and expenses, including reasonable attorneys' fees, disbursements and expenses (collectively, "Damages"), sustained or incurred by any of the iPayment Indemnitees after the Closing Date as a result of, arising out of or by virtue of (a) any misrepresentation, breach of any warranty or representation, or non-fulfillment of any agreement or covenant that was to be fulfilled prior to the Closing Date, in each case on the part of ECX, whether contained in this Agreement or any Exhibit or Schedule hereto or thereto or any written statement or certificate furnished or to be furnished to iPayment pursuant hereto or in any closing document delivered by ECX to iPayment in connection herewith, or (b) any costs or expenses in excess of $100,000 payable or paid on or after the Closing with regard to the Deutsche Banc Alex. Brown Engagement Letter, dated as of March 26, 2001, between ECX and Deutsche Banc Alex. Brown.

8.2 Indemnification by iPayment. iPayment shall indemnify, save and hold the holders of the Notes and its affiliates, successors and permitted assigns (the "ECX Indemnitees"), harmless against and from any Damages sustained or incurred by any of the ECX Indemnitees after the Closing Date as a result of, arising out of or by virtue of, any misrepresentation, breach of any warranty or representation, or non-fulfillment of any agreement or covenant that was to be fulfilled prior to the Closing Date, in each case on the part of iPayment or iPayment Merger Sub, whether contained in this Agreement or any Exhibit or Schedule hereto or thereto or any written statement or certificate furnished or to be furnished to ECX pursuant hereto or in any closing document delivered by iPayment or iPayment Merger Sub to ECX in connection herewith.

8.3. Limitations on Indemnification. The indemnification provided for in Sections 8.1 and 8.2 above is subject to the following limitations:

         (a) No Person will be liable hereunder with respect to claims referred to in Section 8.1 or Section 8.2 above unless the other party gives written notice thereof (together with a reasonably detailed description of the claim and the basis thereof) prior to the 12 month anniversary of the Closing Date. Notwithstanding any implication to the contrary contained in this Agreement, so long as a party delivers written notice of a claim no later than the 12 month anniversary of the Closing Date, the other party shall be required to indemnify hereunder for all Damages which such parties may incur (subject to any limitations set forth herein) in respect of the matters which are the subject of such claim, regardless of when incurred.

         (b) The holders of the Notes shall not be liable to the iPayment Indemnitees for any Damages arising under Section 8.1 above (1) unless (A) the aggregate amount of any Damages as a result of, in connection with, relating or incidental to or by virtue of any particular breach or series of related breaches exceeds $10,000 (the "ECX Threshold"), in which case all such Damages, including the initial $10,000, shall be included in the calculation of Damages under, and indemnifiable pursuant to, clause (B), and (B) the aggregate amount of all such Damages exceeds (but only to the extent such Losses exceed) $100,000 in the aggregate (the "ECX

Basket"), or (2) to the extent the aggregate amount of all such Damages indemnified by the holders of the Notes exceeds $3,000,000 (the "ECX Cap"); provided that the foregoing limitations (i.e., the ECX Threshold, the ECX Basket and the ECX Cap) shall not apply with respect to any Damages arising from or related to a breach of any of the representations or warranties of ECX set forth in Section 4.5(e) or 8.1(b).

         (c) iPayment shall not be liable to the ECX Indemnitees for any Damages arising under Section 8.2 above (1) unless (A) the aggregate amount of any Damages as a result of, in connection with, relating or incidental to or by virtue of any particular breach or series of related breaches exceeds $10,000 (the "iPayment Threshold"), in which case all such Damages, including the initial $10,000, shall be included in the calculation of Damages under, and indemnifiable pursuant to, clause (B), and (B) the aggregate amount of all such Damages exceeds (but only to the extent such Losses exceed) $100,000 in the aggregate (the "iPayment Basket"), or (2) to the extent the aggregate amount of all such Damages indemnified by the holders of the Notes exceeds $3,000,000 (the "iPayment Cap").

         (d) The amounts for which an indemnifying party shall be liable under Sections 8.1 and 8.2 of this Agreement shall be net of any Tax benefits and insurance proceeds that may be available to the indemnified party in connection with the facts giving rise to the right of indemnification.

8.4. Conditions of Indemnification.

         (a) Promptly following the receipt by any iPayment Indemnitee or ECX Indemnitee who may be entitled to indemnification hereunder (each, an "Indemnified Party") of written notice of a demand, claim, action, assessment or proceeding made or brought by a third party, including a governmental agency (a "Third Party Claim") for which such Person seeks indemnification, the Indemnified Party receiving such notice of the Third Party Claim shall promptly notify iPayment or Summit (as the representative of the holders of the Notes), as the case may be (the "Indemnifying Party"), of its existence, setting forth the facts and circumstances of which such Indemnified Party has received notice, and shall specify in such notice the basis hereunder upon which the Indemnified Party's claim for indemnification is asserted.

         (b) The Indemnified Party shall tender the defense of a Third Party Claim to the Indemnifying Party. If the Indemnifying Party accepts responsibility for the defense of a Third Party Claim, then the Indemnifying Party shall have the exclusive right to contest, defend and litigate the Third Party Claim and shall have the exclusive right, in its discretion exercised in good faith and upon the advice of counsel, to settle any such matter, either before or after the initiation of litigation, at such time and upon such terms as it deems fair and reasonable, provided that at least ten days prior to any such settlement, it shall give written notice of its intention to settle to the Indemnified Party. The Indemnified Party shall have the right to be represented by counsel at its own expense in any defense conducted by the Indemnifying Party (but the Indemnifying Party will control the defense of the Third Party Claim (if it has elected to do so)).

         (c) If, in accordance with the foregoing provisions of this Section 8.4, an Indemnified Party shall be entitled to indemnification against a Third Party Claim, and if the Indemnifying

Party shall fail to accept the defense of a Third Party Claim that has been tendered in accordance with this Section 8.4, the Indemnified Party shall have the right, without prejudice to its right of indemnification hereunder, in its discretion exercised in good faith and upon the advice of counsel, to contest, defend and litigate such Third Party Claim, and may settle such Third Party Claim, either before or after the initiation of litigation, at such time and upon such terms as the Indemnified Party deems fair and reasonable, provided at least ten days prior to any such settlement, written notice of its intention to settle is given to the Indemnifying Party. If, pursuant to this Section 8.4 the Indemnified Party so defends or settles a Third Party Claim for which it is entitled to indemnification hereunder, as hereinabove provided, the Indemnified Party shall be reimbursed or otherwise indemnified by the Indemnifying Party hereunder in accordance with Section 8.5 (if applicable) for the reasonable attorneys' fees and other expenses of defending the Third Party Claim that are incurred from time to time, immediately following the earlier of (i) the agreement of the Indemnified Party and the Indemnifying Party that the Indemnifying Party is liable for such Damages pursuant to this Article VIII and
(ii) the entry of a final judgment of a court of competent jurisdiction determining that any Damages exist and that the Indemnifying Party is liable for such Damages pursuant to this Article VIII. No failure by the Indemnifying Party to acknowledge in writing its indemnification obligations under this Article VIII shall relieve it of such obligations to the extent they exist.

         (d) Notwithstanding the foregoing, in connection with any settlement negotiated by the Indemnifying Party, no Indemnified Party shall be required to
(i) enter into any settlement (A) that does not include the delivery by the claimant or plaintiff to the Indemnified Party of a release from all liability in respect of such claim or litigation, or (B) if the Indemnified Party shall, in writing to the Indemnifying Party within the ten day period prior to such proposed settlement, disapprove of such settlement proposal (which settlement proposal will not be unreasonably disapproved) and desire to have the Indemnifying Party tender the defense of such matter back to the Indemnified Party, or (ii) consent to the entry of any judgment that does not include a full dismissal of the litigation or proceeding against the Indemnified Party with prejudice; provided, however, that should the Indemnified Party disapprove of a settlement proposal pursuant to Clause (B) above, the Indemnified Party shall thereafter have all of the responsibility for defending, contesting and settling such Third Party Claim but shall not be entitled to indemnification by the Indemnifying Party to the extent that, upon final resolution of such Third Party Claim, the Indemnifying Party's liability to the Indemnified Party but for this proviso exceeds what the Indemnifying Party's liability to the Indemnified Party would have been if the Indemnifying Party were permitted to settle such Third Party Claim in the absence of the Indemnified Party exercising its right under clause (B) above.

8.5. Recoupment under Note. From and after the Closing (but subject to the provisions of this Article VIII), any indemnification to which the iPayment Indemnitees are entitled under this Agreement as a result of any Damages shall be satisfied, as their sole and exclusive means of satisfying indemnification claims for Damages hereunder, by recouping all of such Damages (subject to the other provisions of this Article VIII) by iPayment notifying the holders of the Notes that it is reducing the principal amount outstanding under the Notes, and the number of shares of iPayment Underlying Common Stock for which the Notes are convertible, pro rata among the holders thereof based on the aggregate principal amounts held by each such holder. Any such recoupment shall affect the timing and amounts of payments required under the Notes in the same manner as if iPayment had made a permitted prepayment (without premium or penalty) thereunder. The Notes shall bear a legend referencing iPayment's ability to recoup Damages pursuant to this Agreement. The Notes shall also include a provision that the Notes shall not be converted by the holders thereof until the 12 month anniversary of the Closing, except as otherwise set forth in the Notes.

8.6. Survival. All of the terms and conditions of this Agreement, together with the representations, warranties and covenants contained herein or in any instrument or document delivered or to be delivered pursuant to this Agreement, shall survive the execution of this Agreement and the Closing Date until, and no party shall be entitled to recover for any Damages pursuant to Section 8.1 or
8.2 unless written notice of a claim thereof is delivered to the other party prior to, the 12 month anniversary of the date hereof, notwithstanding any investigation heretofore or hereafter made by or on behalf of any party hereto. Notwithstanding the foregoing, the terms, conditions, representations, warranties and covenants set forth in Sections 4.5(e), 6.10 and 6.11 shall survive Closing indefinitely.

8.7. Exclusivity. The rights of indemnity provided by this Article VIII of this Agreement shall be the parties' sole remedies in respect of indemnification and shall be exclusive of all other rights of indemnity, contribution or any other suits or remedies (other than specific performance), whether created by Law or otherwise, either before or after the Closing, relating in any way to the subject matter of this Agreement; provided that any Indemnified Party shall have the right and remedy to have any covenant specifically enforced by any court of competent jurisdiction. Notwithstanding the foregoing, iPayment shall have the additional indemnification rights that are set forth in a letter agreement, dated as of March 19, 2002, by and among the holders of the ECX Class A Preferred and iPayment, relating to the ECX Warrants.

                               ARTICLE IX. GENERAL

9.1. Amendment. This Agreement may be amended at any time only by a written instrument signed on behalf of each of ECX, iPayment and the holders of the Notes representing a majority of the aggregate outstanding principal amount of the Notes.

9.2. Notices. All notices, claims, demands and other communications hereunder shall be in writing and shall be deemed given upon (i) confirmation of receipt of a facsimile transmission, (ii) confirmed delivery by a standard overnight carrier or when delivered by hand, or (iii) the expiration of three Business Days after the day when mailed by registered or certified mail (postage prepaid, return receipt requested), in each case addressed to the respective parties at the following addresses (or such other address for a party as shall be specified by like notice):

     (a)    If to iPayment or             iPayment Holdings, Inc.
            iPayment Merger Sub, to:      30 Burton Hills, Suite 520
                                          Nashville, Tennessee  37215
                                          Telecopy No.: (615) 665-8434
                                          Attention:  Afshin Yazdian

            With a copy (which            Waller Lansden Dortch & Davis, PLLC
            shall not constitute          511 Union Street, Suite 2100
            notice) to:                   Nashville, Tennessee  37219
                                          Telecopy No.: (615) 244-6804
                                          Attention:  Howard W. Herndon, Esq.

     (b)    If to ECX, to:                E-Commerce Exchange, Inc.
                                          One Mauchly, Suite B
                                          Irvine, California 92618
                                          Telecopy No.: (949) 585-2320
                                          Attention:  Scot Ross

            With a copy (which            Stradling Yocca Carlson & Rauth
            shall not constitute          660 Newport Center Drive
            notice) to:                   Newport Beach, California  92660
                                          Telecopy No.: (949) 725-4100
                                          Attention:  Michael Flynn, Esq.

            And with a copy (which        Kirkland & Ellis
            shall not constitute          200 East Randolph Drive
            notice) to:                   Chicago, Illinois  60601
                                          Telecopy No.: (312) 861-2200
                                          Attention: Ted H. Zook, Esq.

            If to the holders of          Summit Partners
            the ECX Class A               499 Hamilton Avenue, Suite 200
            Preferred, to:                Palo Alto, California  94310
                                          Telecopy No.: (650) 321-1188
                                          Attention:  Peter Chung

            With a copy (which            Kirkland & Ellis
            shall not constitute          200 East Randolph Drive
            notice) to:                   Chicago, Illinois  60601
                                          Telecopy No.: (312) 861-2200
                                          Attention:  Ted H. Zook, Esq.

9.3. Entire Agreement. This Agreement (including the schedules and exhibits thereto, and the other documents and instruments referred to herein, including the Confidentiality Agreement and the letter agreement, dated as of March 19, 2002, by and among the holders of the ECX Class A Preferred and iPayment, relating to the ECX Warrants) constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, among the parties or any of them, with respect to the subject matter hereof, including any transaction between or among the parties hereto. No representation, promise, inducement or statement of intention has been made by ECX, iPayment or iPayment Merger Sub that is not embodied in this Agreement or the other agreements referred to herein and entered into in connection herewith, the schedules or exhibits hereto, or the written statements, certificates or other documents delivered pursuant hereto.

9.4. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Tennessee without regard to the principles of conflict of laws thereof or of any other jurisdiction. If legal action is commenced to enforce this Agreement, the prevailing party in such action shall be entitled to recover its costs and reasonable attorneys' fees in addition to any other relief granted.

9.5. Counterparts; Effectiveness. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same agreement. This Agreement shall become effective when each party hereto shall have received counterparts thereof signed by all the other parties hereto.

9.6. Assignment; Successors and Assigns; Parties In Interest. No party hereto shall assign this Agreement, or its right or duties hereunder, by operation of law or otherwise, without first obtaining the written consent of the other parties hereto, except that iPayment Merger Sub may assign this Agreement and its rights and obligations hereunder to another wholly-owned Subsidiary of iPayment. Subject to the foregoing provisions, all of the rights, benefits, duties, liabilities and obligations of the parties hereto shall inure to the benefit of and be binding upon the parties and their respective successors and assigns. Nothing in this Agreement, expressed or implied, is intended to confer upon any other person any rights or remedies hereunder.

9.7. Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

9.8. Enforcement of Agreement. The parties hereto agree that irreparable damage would occur in the event that the provisions contained in this Agreement were not performed in accordance with its specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions thereof in any court of the United States or any state having jurisdiction, without having to post bond therefor or prove actual damages, this being in addition to any other remedy to which they are entitled at law or in equity.

9.9. Remedies Cumulative. All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise or beginning of the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

                             ARTICLE X. DEFINITIONS

         As used herein, the following terms shall have the following meanings ascribed thereto (with terms defined in the plural having comparable meaning when used in the singular, and likewise with respect to terms defined in the singular):

"Acquisition Proposal" shall mean any tender or exchange offer, proposal for a merger, consolidation or other business combination involving ECX or any Subsidiary of ECX or any proposal, inquiry or offer to acquire in any manner, in a single transaction or a series of related transactions, all or 15% or greater equity interest in, or all or a substantial portion of the assets of, ECX or any Subsidiary of ECX, other than the transactions contemplated or permitted by this Agreement.

"Affiliate" means, with respect to any Person, any other Person which, directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person.

"Agreement" means this Agreement and Plan of Merger.

"Articles of Dissolution" means any such documents issued by a Secretary of State's office, or its equivalent, to commemorate and reflect the dissolution of a Person.

"BINs" shall mean a unique Bank Identification Number assigned by VISA and licensed to a Member Bank for its use in entering or receiving transactions into (or from) VISA's settlement authorization systems and participating in the VISA card program. An "ICA" is the corresponding number assigned by MasterCard for the same purpose.

"Blue Sky laws" means the securities laws of a particular state.

"Business Day" means a day of the year on which banks are not authorized to be closed in the City of Nashville, Tennessee.

"Certificate of Merger" shall have the meaning set forth in Section 2.2.

"Closing" shall have the meaning set forth in Section 2.12.

"Closing Date" shall have the meaning set forth in Section 2.12.

"Code" shall have the meaning set forth in the fourth recital to this Agreement.

"Confidentiality Agreement" shall have the meaning set forth in Section 6.1.

"control" of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a person, whether through the ownership of voting securities, by contract, as trustee or executor or otherwise.

"Co-Sale Amendment" shall have the meaning set forth in Section 7.3(h).

"Damages" shall have the meaning set forth in Section 8.1.

"Delaware Secretary" shall have the meaning set forth in Section 2.2.

"DGCL" shall have the meaning set forth in Section 2.1.

"ECX" shall have the meaning set forth in the preamble to this Agreement.

"ECX Basket" shall have the meaning set forth in Section 8.3(b).

"ECX Benefit Plans" shall have the meaning set forth in Section 4.18.

"ECX Cap" shall have the meaning set forth in Section 8.3(b).

"ECX Charter" shall have the meaning set forth in Section 4.5(f).

"ECX Class A Preferred" shall have the meaning set forth in Section 2.4.

"ECX Class A Preferred Documents" shall have the meaning set forth in Section 4.32.

"ECX Class B Preferred" shall have the meaning set forth in Section 4.5.

"ECX Class C Preferred" shall have the meaning set forth in Section 4.5.

"ECX Common Stock" shall have the meaning set forth in Section 2.4.

"ECX Contracts" shall have the meaning set forth in Section 4.15.

"ECX's Counsel" shall have the meaning set forth in Section 7.2.

"ECX Disclosure Schedule" shall have the meaning set forth in preamble of
Article IV.

"ECX Dissenting Shares" shall have the meaning set forth in Section 2.6.

"ECX Documents" shall have the meaning set forth in Section 4.2.

"ECX Financial Statements" shall have the meaning set forth in Section 4.6.

"ECX Indemnitees" shall have the meaning set forth in Section 8.2.

"ECX Material Adverse Effect" means any event, change, occurrence, effect, fact or circumstance having, or would reasonably be expected to have, individually or in the aggregate with other events, changes, occurrences, effects, facts or circumstances, a material adverse effect on (i) the ability of ECX to perform its obligations under this Agreement or to consummate the transactions contemplated hereby, or (ii) the business, properties, assets, liabilities, prospects, results of operations or condition (financial or otherwise) of ECX and its Subsidiaries (taken as a whole), other than events, changes, occurrences, effects, facts or circumstances affecting the industry or the economy in general, and not specifically relating to ECX or its Subsidiaries, and other than events, changes, occurrences, effects, facts or circumstances resulting from this Agreement, the transactions contemplated hereby or the announcement thereof.

"ECX Material Contracts" shall have the meaning set forth in Section 4.15.

"ECX Merchant Related Agreements" means all material contracts and other agreements to which ECX or any of its Subsidiaries is a party relating to the provision of credit card services or equipment leasing and sales, including, but not limited to the following agreements:

         (a) any Independent Service Organization ("ISO") Agreements and Independent Training Organization ("ITO") Agreements or any other agreements with non-employee/independent Persons that solicit Merchants for or on behalf of ECX (collectively referred to as "ISO/ITO Agreements");

         (b) any agreements with authorization network vendors and backend processors ("Vender Agreements");

         (c)      all agreements with Member Banks;

         (d) any agreements that limit the right of ECX or its Subsidiaries prior to the Closing Date, or iPayment or its Subsidiaries after the Closing Date, to engage in or to compete with any Person in any business, including the method by which any business may be conducted by ECX or its Subsidiaries prior to the Closing Date, or by iPayment or its Subsidiaries after the Closing Date;

         (e) all equipment leasing related agreements, including factoring arrangements;

         (f)      any marketing agreement not listed above; or

         (g)      all Merchant Agreements.

"ECX Option" shall have the meaning set forth in Section 2.7.

"ECX Plan Options" shall have the meaning set forth in Section 4.5.

"ECX Threshold" shall have the meaning set forth in Section 8.3(b).

"ECX Warrants" shall have the meaning set forth in Section 4.5.

"ECX 1999 Stock Plan" shall have the meaning set forth in Section 4.5.

"Effective Time" shall have the meaning set forth in Section 2.2.

"Encumbrance" shall mean any liens, claims, charges, encumbrances, mortgages, pledges, security interests and other interests.

"Environmental Claims" shall have the meaning set forth in Section 4.19.

"Environmental Laws" shall have the meaning set forth in Section 4.19.

"ERISA" has the meaning set forth in Section 4.18.

"ERISA Affiliate" means (i) any related company or trade or business that is required to be aggregated with ECX under Code Sections 414(b), (c), (m) or (o);
(ii) any other company, entity or trade or business that has adopted or has ever participated in any ECX Benefit Plan; and (iii) any predecessor or successor company or trade or business of ECX or its Subsidiaries. Notwithstanding the foregoing, "ERISA Affiliate" shall not include the holders of the ECX Class A Preferred.

"GAAP" means generally accepted accounting principles in effect in the United States consistently applied.

"Governmental Authority" shall have the meaning set forth in Section 4.3.

"Indemnified Party" shall have the meaning set forth in Section 8.4(a).

"Indemnifying Party" shall have the meaning set forth in Section 8.4(a).

"Investor Rights Amendment" shall have the meaning set forth in Section 7.3(f).

"iPayment" shall have the meaning set forth in the preamble to this Agreement.

"iPayment Basket" shall have the meaning set forth in Section 8.3(c).

"iPayment Cap" shall have the meaning set forth in Section 8.3(c).

"iPayment Common Stock" shall have the meaning set forth in Section 5.5.

"iPayment's Counsel" shall have the meaning set forth in Section 7.3.

"iPayment Credit Agreement" shall mean the Loan Agreement between Bank of America and iPayment.

"iPayment Disclosure Schedule" shall have the meaning set forth in preamble of
Article V.

"iPayment Documents" shall have the meaning set forth in Section 5.2.

"iPayment Financial Statements" shall have the meaning set forth in Section 5.6.

"iPayment Indemnitees" shall have the meaning set forth in Section 8.1.

"iPayment Material Adverse Effect" means any event, change, occurrence, effect, fact or circumstance having, or would reasonably be expected to have, individually or in the aggregate with other events, changes, occurrences, effects, facts or circumstances, a material adverse effect on (i) the ability of iPayment or iPayment Merger Sub to perform its obligations under this Agreement or to consummate the transactions contemplated hereby, or (ii) the business, properties, assets, liabilities, prospects, results of operations or condition (financial or otherwise) of iPayment and its Subsidiaries (taken as a whole), other than events, changes, occurrences, effects, facts or circumstances affecting the industry or the economy in general, and not specifically relating to iPayment or its Subsidiaries, and other than events, changes, occurrences, effects, facts or circumstances resulting from this Agreement, the transactions contemplated hereby or the announcement thereof.

"iPayment Merger Sub" shall have the meaning set forth in the preamble to this Agreement.

"iPayment Merger Sub Common Stock" shall have the meaning set forth in Section 2.8.

"iPayment Preferred Stock" shall have the meaning set forth in Section 5.5.

"iPayment Threshold" shall have the meaning set forth in Section 8.3(c).

"iPayment Underlying Common Stock" means the iPayment Common Stock issued or issuable upon conversion of the Notes and any iPayment Common Stock issued or issuable with respect to such securities by way of stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization.

"IRS" means the United States Internal Revenue Service.

"knowledge" means, with respect to an individual, such individual is actually aware of the particular fact, matter, circumstance or other item, or a prudent individual could be expected to discover or otherwise become aware of such fact, matter, circumstance or other item in the course of conducting a reasonable investigation concerning the existence of such fact or other matter; and, with respect to any other Person (other than an individual), any individual who is serving as a director, officer, partner, executor or trustee of such Person (or in any similar capacity) has knowledge (as defined above) of such fact, matter, circumstance or other item.

"Laws" shall have the meaning set forth in Section 4.10.

"Leases" shall have the meaning set forth in Section 4.16.

"MasterCard" means MasterCard International, Inc.

"Member Bank" means a member of VISA and/or MasterCard which is authorized by such association(s) to enter or receive transactions into (or from) such association(s) settlement and authorization systems, and to participate in such association(s) charge card program.

"Merchant" means any customer who enters into a Merchant Agreement for the purpose of participating in the Merchant Program.

"Merchant Accounts" means the written contractual relationship between a Merchant, on the one hand, and/or a Member Bank and ECX or its Subsidiaries on the other for the acquisition and processing of transactions.

"Merchant Agreements" means the written contractual agreement between a Member Bank, a Merchant and/or ECX or its Subsidiaries, pursuant to which ECX or its Subsidiaries provides processing services and allows the Merchant to participate in the Merchant Program.

"Merchant Program" means the package of services offered by ECX or its Subsidiaries and a Member Bank to a customer which enables a Merchant to make sales to a credit card holder and which permits the Merchant to present sales records to a processor for payment and processing.

"Merger" shall have the meaning set forth in the second recital to this Agreement.

"Mezzanine Debt" shall mean the Subordinated Secured Promissory Note issued by iPayment, iPayment Technologies, Inc. and First Acquisition Company to Harbinger Mezzanine Partners, L.P. on April 12, 2001.

"Minority Stock Exchange" shall mean iPayment's planned minority stock exchange with the shareholders of iPayment Technologies, Inc. so that after such exchange iPayment Technologies, Inc. will be a wholly-owned subsidiary of iPayment.

"Notes" shall have the meaning set forth in Section 2.4.

"ordinary course of business" means, with respect to any particular Person: (a) an action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person; (b) such action is not required to be authorized by the board of directors of such Person (or by any Person or group of Persons exercising similar authority) and is not required to be specifically authorized by the parent company (if any) of such Person; and (c) such action is similar in nature and magnitude to actions customarily taken, without any authorization by the board of directors (or by any Person or group of Persons exercising similar authority), in the ordinary course of the normal day-to-day operations of other Persons that are in the same line of business as such Person.

"Permitted Liens" means (i) Encumbrances identified in Section 10 of the ECX Disclosure Schedule or Section 10 of the iPayment Disclosure Schedule, as applicable; (ii) mechanics', carriers', workers', repairers', materialmen's, warehousemen's and other similar Encumbrances arising out of operation of law with respect to a liability incurred in the ordinary course of business and consistent with past practice that is not delinquent or in default; (iii) Encumbrances arising under conditional sales contracts and equipment leases with third parties under which ECX or iPayment is not delinquent or in default; and
(iv) Encumbrances for Taxes not yet due and payable.

"Person(s)" means any individual, corporation, partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, governmental or regulatory body or other entity.

"Receivables" shall have the meaning set forth in Section 4.13.

"Representative" shall have the meaning set forth in Section 6.3.

"Settlement Report" shall have the meaning set forth in Section 4.25.

"Subsidiary" of any Person means any other Person of which such Person (either alone or through or together with any other Subsidiary): (i) owns, directly or indirectly, more than 50% of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such other Person,
(ii) is a general partner, trustee or other entity performing similar functions or (iii) has control.

"Summit" means Summit Partners V, L.P., a Delaware limited partnership.

"Surviving Corporation" shall have the meaning set forth in Section 2.1.

"Taxes" means all taxes, assessments, charges, duties, fees, levies or other governmental charges including, without limitation, all Federal, state, local, foreign and other income, franchise, profits, capital gains, capital stock, transfer, sales, use, occupation, property, excise, severance, windfall profits, stamp, license, payroll, withholding and other taxes, assessments, charges, duties, fees, levies or other governmental charges of any kind whatsoever (whether payable directly or by withholding and whether or not requiring the filing of a Return), all estimated taxes, deficiency assessments, additions to tax, penalties and interest and shall include any liability for such amounts as a result either of being a member of a combined, consolidated, unitary or affiliated group or of a contractual obligation to indemnify any person or other entity.

"Tax Clearance Board" means the Franchise Tax Board, or its equivalent, of California.

"Tax Clearance Certificate" means any such document issued by the Tax Clearance Board to commemorate and reflect the payment of all taxes.

"Tax Returns" means any return, report, rendition or other document or information required to be supplied to a taxing authority in connection with the Taxes.

"Third Party Claim" shall have the meaning set forth in Section 8.3(a).

"VISA" means Visa USA, Inc.

"Voting Amendment" shall have the meaning set forth in Section 7.3(g).

"Voting Arrangements" shall have the meaning set forth in Section 4.5(g).

"WARN Act" means the Workers Adjustment Retraining and Notification Act, as amended.

                        [SIGNATURE PAGE IS THE NEXT PAGE]

         IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement the day and year first above written.

                                       IPAYMENT HOLDINGS, INC.


                                       By: /s/ Gregory S. Daily
                                           -------------------------------------
                                           Gregory S. Daily
                                           Chairman, Chief Executive Officer and
                                           Secretary

                                       IPAYMENT ACQUISITION SUB, INC.


                                       By:  /s/ Carl Grimstad
                                            ------------------------------------
                                            Carl Grimstad
                                            President

                                       E-COMMERCE EXCHANGE, INC.


                                       By:  /s/ Scot Ross
                                            ------------------------------------
                                            Scot Ross
                                            President